Exhibit 99.3

Item 15. Exhibits and Financial Statement Schedules

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

Report of Independent Registered Public Accounting Firm

To Board of Directors and Shareholders of Saks Incorporated:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Saks Incorporated and its subsidiaries at January 31, 2009 and February 2, 2008, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report On Internal Control Over Financial Reporting (not presented herein) included under Item 9A of Saks Incorporated’s 2008 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 5 to the consolidated financial statements, effective February 4, 2007, the Company adopted the recognition and measurement provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. As discussed in Note 8 to the consolidated financial statements, effective January 31, 2009, the Company changed the measurement date for defined benefit plan assets and liabilities to coincide with its fiscal year end to conform to Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R) (SFAS No. 158), and effective February 3, 2007, the Company began to recognize the funded status of its defined benefit plans in its consolidated balance sheets to conform to SFAS No. 158. As discussed in Note 2 to the consolidated financial statements, effective February 1, 2009, the Company changed the manner in which it accounts for certain convertible debt instruments to conform with FASB Staff Position (FSP) Accounting Principles Board (APB) No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Settlement).

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/    PricewaterhouseCoopers LLP

Birmingham, Alabama

March 23, 2009, except with respect to our opinion on the consolidated financial statements and financial statement schedule insofar as it relates to the effects of the change in accounting for certain convertible debt instruments discussed in Note 2, as to which the date is July 30, 2009

SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, except per share amounts)	Year Ended
	January 31, 2009 (Revised)	February 2, 2008 (Revised)	February 3, 2007 (Revised)
NET SALES	$3,029,743	$3,224,076	$2,888,427

Cost of sales (excluding depreciation and amortization)	2,062,494	1,972,251	1,780,127

Gross margin	967,249	1,251,825	1,108,300

Selling, general and administrative expenses	770,815	827,624	799,292
Other operating expenses
Property and equipment rentals	101,063	100,106	107,645
Depreciation and amortization	134,694	131,737	125,849
Taxes other than income taxes	82,598	84,496	78,584
Store pre-opening costs	2,328	707	408
Impairments and dispositions	11,139	4,279	11,775

OPERATING INCOME (LOSS)	(135,388)	102,876	(15,253)

Interest expense	(45,739)	(48,303)	(55,693)
Gain (loss) on extinguishment of debt	—	(5,634)	7
Other income, net	5,600	24,912	28,407

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(175,527)	73,851	(42,532)
Provision (benefit) for income taxes	(48,902)	26,755	(34,947)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(126,625)	47,096	(7,585)

DISCONTINUED OPERATIONS:
Income (loss) from discontinued operations (including gain on disposal of $0, $0, and $191,918, respectively)	(52,727)	(4,860)	188,227
Provision (benefit) for income taxes	(20,548)	(1,646)	130,536

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(32,179)	(3,214)	57,691

NET INCOME (LOSS)	$(158,804)	$43,882	$50,106

Per share amounts - Basic
Income (loss) from continuing operations	$(0.92)	$0.33	$(0.06)
Income (loss) from discontinued operations	$(0.23)	$(0.02)	$0.43
Net income (loss)	$(1.15)	$0.31	$0.37

Per share amounts - Diluted
Income (loss) from continuing operations	$(0.92)	$0.31	$(0.06)
Income (loss) from discontinued operations	$(0.23)	$(0.02)	$0.43
Net income (loss)	$(1.15)	$0.29	$0.37

Weighted average common shares:
Basic	138,384	140,402	135,880
Diluted	138,384	153,530	135,880

SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share amounts)	January 31, 2009 (Revised)	February 2, 2008 (Revised)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$10,273	$101,162
Merchandise inventories	728,841	857,173
Other current assets	105,350	124,973
Deferred income taxes, net	29,916	42,827

TOTAL CURRENT ASSETS	874,380	1,126,135

PROPERTY AND EQUIPMENT, NET OF DEPRECIATION	1,058,393	1,092,761
DEFERRED INCOME TAXES, NET	194,956	77,660
OTHER ASSETS	19,948	54,188

TOTAL ASSETS	$2,147,677	$2,350,744

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$90,208	$176,844
Accrued expenses	233,504	233,739
Accrued compensation and related items	42,043	51,213
Current portion of long-term debt	4,673	319,242

TOTAL CURRENT LIABILITIES	370,428	781,038

LONG-TERM DEBT	593,103	204,238
OTHER LONG-TERM LIABILITIES	193,560	161,034

COMMITMENTS AND CONTINGENCIES	—	—

SHAREHOLDERS’ EQUITY
Preferred stock - $1.00 par value; Authorized - 10,000 shares; Issued and outstanding - none	—	—
Common stock - $0.10 par value; Authorized - 500,000 shares; Issued and outstanding - 142,170 shares and 141,784 shares	14,218	14,180
Additional paid-in capital	1,148,227	1,162,220
Accumulated other comprehensive loss	(56,436)	(15,002)
Retained earnings (accumulated deficit)	(115,423)	43,036

TOTAL SHAREHOLDERS' EQUITY	990,586	1,204,434

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,147,677	$2,350,744

SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In Thousands)	Common Stock Shares	Common Stock Amount	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
Balance at January 28, 2006, as reported	136,005	$13,601	$1,994,979	$63,270	$(72,467)	$1,999,383
Adoption of FSP APB 14-1 (Note 2)	—	—	43,028	(6,972)	—	36,056

Balance at January 28, 2006, revised	136,005	13,601	2,038,007	56,298	(72,467)	2,035,439
Net income, revised				50,106		50,106
Change in minimum pension liability, net of tax					39,380	39,380
Elimination of NDSG minimum pension liability					30,757	30,757

Comprehensive income						120,243
Adoption of SFAS No. 158					(26,016)	(26,016)
Issuance of common stock	5,031	503	51,227			51,730
Dividends Paid			(1,001,733)	(104,392)		(1,106,125)
Income tax benefit related to employee stock plans			13,470			13,470
Activity under stock compensation plans	(146)	(11)	(5,712)			(5,723)
Stock-based compensation			18,722			18,722
Stock-based compensation - SFAS No. 123R dividend adjustment			33,350			33,350
Repurchase of common stock	(450)	(45)	(6,486)			(6,531)

Balance at February 3, 2007, revised	140,440	$14,048	$1,140,845	$2,012	$(28,346)	$1,128,559
Net income, revised				43,882		43,882
Change in minimum pension liability, net of tax					13,344	13,344

Comprehensive income						57,226
Adoption of FIN 48			36,528	(2,858)		33,670
Issuance of common stock	2,930	293	34,014			34,307
Income tax provision adjustment related to employee stock plans			(454)			(454)
Increase in tax valuation allowance			(19,258)			(19,258)
Activity under stock compensation plans	136	11	(9,887)			(9,876)
Stock-based compensation			7,724			7,724
Repurchase of common stock	(1,722)	(172)	(27,292)			(27,464)

Balance at February 2, 2008, revised	141,784	$14,180	$1,162,220	$43,036	$(15,002)	$1,204,434
Net loss, revised				(158,804)		(158,804)
Change in minimum pension liability, net of tax					(41,434)	(41,434)

Comprehensive loss						(200,238)
SFAS No. 158 measurement date change				345		345
Issuance of common stock	636	64	4,025			4,089
Income tax provision adjustment related to employee stock plans			1,352			1,352
Activity under stock compensation plans	2,699	269	(1,130)			(861)
Stock-based compensation			16,354			16,354
Repurchase of common stock	(2,949)	(295)	(34,594)			(34,889)

Balance at January 31, 2009, revised	142,170	$14,218	$1,148,227	$(115,423)	$(56,436)	$990,586

SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)	Year Ended
	January 31, 2009 (Revised)	February 2, 2008 (Revised)	February 3, 2007 (Revised)
OPERATING ACTIVITIES
Net income (loss)	$(158,804)	$43,882	$50,106
Income (loss) from discontinued operations	(32,179)	(3,214)	57,691

Income (loss) from continuing operations	(126,625)	47,096	(7,585)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (gain) on extinguishment of debt	—	5,634	(7)
Depreciation and amortization	134,694	131,737	125,849
Equity compensation	16,395	7,724	52,072
Amortization of discount on convertible senior notes	6,811	6,404	6,022
Deferred income taxes	(49,780)	23,788	91,704
Impairments and dispositions	11,139	4,279	11,775
Excess tax benefit from stock-based compensation	—	—	(16,027)
Gain on lease termination	—	(1,669)	—
Gain on sale of property	(3,400)	(1,069)	—
Changes in operating assets and liabilities:
Merchandise inventories	118,539	(71,032)	(143,349)
Other current assets	20,990	12,495	(9,930)
Accounts payable and accrued liabilities	(114,577)	(119,846)	52,111
Other operating assets and liabilities	2,984	21,858	(8,846)

Net Cash Provided By Operating Activities - Continuing Operations	17,170	67,399	153,789
Net Cash Provided By (Used In) Operating Activities - Discontinued Operations	(18,667)	4,080	(98,504)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(1,497)	71,479	55,285

INVESTING ACTIVITIES
Purchases of property and equipment	(127,305)	(136,726)	(121,355)
Proceeds from sale of property and equipment	4,338	12,352	171

Net Cash Used In Investing Activities - Continuing Operations	(122,967)	(124,374)	(121,184)
Net Cash Provided By (Used In) Investing Activities - Discontinued Operations	(1,875)	(4,259)	1,304,701

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(124,842)	(128,633)	1,183,517

FINANCING ACTIVITIES
Proceeds from revolving credit facility	156,675	—	—
Payments on long-term debt and capital lease obligations	(89,242)	(118,980)	(7,371)
Excess tax benefit from stock-based compensation	—	—	16,027
Cash dividends paid	(1,183)	(7,430)	(1,095,025)
Purchases of common stock	(34,889)	(27,464)	(6,531)
Proceeds from issuance of common stock	4,089	34,307	51,730

Net Cash Provided By (Used In) Financing Activities - Continuing Operations	35,450	(119,567)	(1,041,170)
Net Cash Used In Financing Activities - Discontinued Operations	—	—	(149)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	35,450	(119,567)	(1,041,319)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(90,889)	(176,721)	197,483
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	101,162	277,883	77,312
PLUS: CASH AND CASH EQUIVALENTS INCLUDED IN ASSETS HELD FOR SALE AT BEGINNING OF YEAR	—	—	3,088
LESS: CASH AND CASH EQUIVALENTS INCLUDED IN ASSETS HELD FOR SALE AT END OF YEAR	—	—	—

CASH AND CASH EQUIVALENTS AT END OF YEAR	$10,273	$101,162	$277,883

Non-cash investing and financing activities are further described in the accompanying notes.

The accompanying notes are an integral part of these consolidated financial statements.

SAKS INCORPORATED & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share amounts)

NOTE 1 – GENERAL

ORGANIZATION

The Company’s operations consist of Saks Fifth Avenue (“SFA”), Saks Fifth Avenue OFF 5th (“OFF 5th”), and SFA’s e-commerce operations. Previously, the Company also operated Saks Department Store Group (“SDSG”), which consisted of Proffitt’s and McRae’s (“Proffitt’s”) (sold to Belk, Inc. (“Belk”) in July 2005), the Northern Department Store Group (“NDSG”) (operated under the nameplates of Bergner’s, Boston Store, Carson Pirie Scott, Herberger’s and Younkers and sold to The Bon-Ton Stores, Inc. (“Bon-Ton”) in March 2006), Parisian (sold to Belk in October 2006), and Club Libby Lu (“CLL”) (the operations of which were discontinued in January 2009). The sold businesses and discontinued operations are presented as discontinued operations in the consolidated statements of income and the consolidated statements of cash flows for the current and prior year periods and are discussed below at “Discontinued Operations.”

DISCONTINUED OPERATIONS

On July 5, 2005, Belk acquired from the Company for approximately $623,000 in cash substantially all of the assets directly involved in the Proffitt’s business operations, plus the assumption of approximately $1,000 in capitalized lease obligations and the assumption of certain other ordinary course liabilities associated with the acquired assets. The assets sold included the real and personal property and inventory associated with 22 Proffitt’s stores and 25 McRae’s stores that generated fiscal 2004 revenues of approximately $784,000. The Company realized a net gain of $155,525 on the sale.

Upon the closing of the transaction, Belk entered into a Transition Services Agreement (“Proffitt’s TSA”) whereby the Company continued to provide certain back office services related to the Proffitt’s operations. Beginning with the second quarter of 2006, the back office services were substantially complete, and therefore, the Proffitt’s TSA no longer qualified as continuing involvement in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”).

On March 6, 2006, the Company sold to Bon-Ton all outstanding equity interests of certain of the Company’s subsidiaries that owned NDSG, either directly or indirectly. The consideration received consisted of approximately $1,115,000 in cash (reduced as described below based on changes in working capital), plus the assumption by Bon-Ton of approximately $35,000 of unfunded benefit liabilities and approximately $35,000 of capital leases. A working capital adjustment based on working capital as of the effective time of the transaction reduced the amount of cash proceeds by approximately $75,000 resulting in net cash proceeds to the Company of approximately $1,040,000. The disposition included NDSG’s operations consisting of, among other things, the following: the real and personal property, operating leases and inventory associated with 142 NDSG units (31 Carson Pirie Scott stores, 14 Bergner’s stores, 10 Boston Store stores, 40 Herberger’s stores, and 47 Younkers stores), the administrative/headquarters facilities in Milwaukee, Wisconsin and distribution centers located in Rockford, Illinois, Naperville, Illinois, Green Bay, Wisconsin, and Ankeny, Iowa. The Company realized a net gain of $204,729 on the sale.

Bon-Ton entered into a Transition Service Agreement with the Company (“NDSG TSA”), whereby the Company continued to provide, for varying transition periods, back office services related to the NDSG operations. The back-office services included certain information technology, telecommunications, credit, accounting and store planning services, among others. Bon-Ton compensated the Company for these services, as outlined in the NDSG TSA. The results of the NDSG operations are reflected as discontinued operations in the accompanying consolidated statement of income and the consolidated statement of cash flows for fiscal year 2006.

On October 2, 2006, the Company sold to Belk of all of the outstanding equity interests of the Company’s subsidiaries that conducted the Parisian specialty department store business (“Parisian”). The consideration received consisted of $285,000 in cash (increased in accordance with a working capital adjustment described below). In addition, Belk reimbursed the Company at closing for $6,700 in capital expenditures incurred in connection with the construction of four new Parisian stores. Belk also paid the Company a premium associated with the purchase of accounts and accounts receivable from Household Bank (SB), N.A. (now known as HSBC Bank Nevada, N.A., “HSBC”), in the amount of $2,300. A working capital adjustment based on working capital as of the effective time of the transaction increased the amount of cash proceeds by $14,200 resulting in total net cash proceeds of $308,200.

The disposition included Parisian’s operations consisting of, among other things, the following: real and personal property, operating leases and inventory associated with 38 Parisian stores (which generated fiscal 2005 revenues of approximately $740,000), a 125,000 square foot administrative/headquarters facility in Birmingham, Alabama and a 180,000 square foot distribution center located in Steele, Alabama. The Company realized a net loss of $12,811 on the sale.

In connection with the consummation of the Parisian transaction, the Company entered into a Transition Services Agreement with Belk (“Parisian TSA”). Pursuant to the Parisian TSA, the Company provided, for varying transition periods, back-office services related to the Company’s former Parisian specialty department store business. The back-office services included information technology, telecommunications, credit, accounting and store planning services, among others. The results of the Parisian operations are reflected as discontinued operations in the accompanying consolidated statements of income and the consolidated statements of cash flows for fiscal year 2006.

As of January 31, 2009, the Company discontinued the operations of its CLL business, which consisted of 98 leased, mall-based specialty stores, targeting girls aged 4-12 years old. Charges incurred during 2008 associated with the closing of the stores included inventory liquidation costs of approximately $6,965, asset impairments charges of $16,993, lease termination costs of $14,045, severance and personnel related costs of $5,074 and other closing costs of $1,444. These amounts and the results of operations of CLL are included in discontinued operations in the consolidated statements of income and the consolidated statements of cash flows for fiscal years 2008, 2007, and 2006.

Net sales of the aforementioned businesses that are included within discontinued operations in the accompanying Consolidated Statements of Income are $52,231, $58,564, and $675,866 for 2008, 2007, and 2006, respectively.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

The Company’s fiscal year ends on the Saturday closest to January 31. Fiscal year 2008 contained 52 weeks and ended on January 31, 2009, while fiscal year 2007 contained 52 weeks and ended on February 2, 2008. Fiscal year 2006 contained 53 weeks and ended on February 3, 2007.

Certain 2007 and 2006 amounts in the accompanying consolidated statements of income and consolidated statements of cash flows have been revised to reflect the CLL results of operations and cash flows as discontinued operations.

ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

Effective February 1, 2009, the Company retrospectively adopted Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) Accounting Principles Board (“APB”) No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1”). In March 2004, the Company issued $230,000 of 2.00% convertible senior notes that mature in 2024 (the “Convertible Senior Notes”). The Convertible Senior Notes are within the scope of FSP APB 14-1, which requires an allocation of convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The liability component of the debt instrument is accreted to par value using the effective interest method over the remaining life of the debt (the first put date in 2014). The accretion is reported as a component of interest expense. The equity component is not subsequently revalued as long as it continues to qualify for equity treatment.

Upon adoption of FSP APB 14-1, the Company estimated the fair value, as of the date of issuance, of the Convertible Senior Notes assuming a 6.25% non-convertible borrowing rate to be $158,148. The difference between the fair value and the principal amount of the Convertible Senior Notes was $71,852. This amount was retrospectively recorded as a debt discount and as an increase to additional paid-in capital as of the issuance date. The discount is being accreted to interest expense over the ten-year period to the first put date of the notes in 2014 resulting in an increase in non-cash interest expense in prior and future periods.

The following tables set forth the effect of the retrospective application of FSP APB 14-1 on certain previously reported items.

Condensed Consolidated Statement of Income:

	Year Ended
	January 31, 2009		February 2, 2008		February 3, 2007
	As Reported (1)	As Revised	As Reported (1)	As Revised	As Reported (1)	As Revised
Interest expense	$(39,306)	$(45,739)	$(42,314)	$(48,303)	$(50,136)	$(55,693)
Income (loss) from continuing operations before income taxes	$(169,094)	$(175,527)	$79,840	$73,851	$(36,975)	$(42,532)
Provision (benefit) for income taxes for continuing operations	$(46,332)	$(48,902)	$29,153	$26,755	$(33,026)	$(34,947)
Income (loss) from continuing operations	$(122,762)	$(126,625)	$50,687	$47,096	$(3,949)	$(7,585)
Net income (loss)	$(154,941)	$(158,804)	$47,473	$43,882	$53,742	$50,106

Per share amounts - Basic
Income (loss) from continuing operations	$(0.89)	$(0.92)	$0.36	$0.33	$(0.03)	$(0.06)
Net income (loss)	$(1.12)	$(1.15)	$0.34	$0.31	$0.40	$0.37

Per share amounts - Diluted
Income (loss) from continuing operations	$(0.89)	$(0.92)	$0.33	$0.31	$(0.03)	$(0.06)
Net income (loss)	$(1.12)	$(1.15)	$0.31	$0.29	$0.40	$0.37

(1)	As revised for discontinued operations.

Condensed Consolidated Balance Sheets:

	January 31, 2009		February 2, 2008
	As Reported	As Revised	As Reported	As Revised
Property and equipment, net	$1,057,417	$1,058,393	$1,092,004	$1,092,761
Other assets	$21,378	$19,948	$55,777	$54,188
Deferred income taxes, net	$211,833	$194,956	$97,108	$77,660
Long-term debt	$635,400	$593,103	$253,346	$204,238
Additional paid-in capital	$1,105,199	$1,148,227	$1,119,192	$1,162,220
Retained earnings (accumulated deficit)	$(97,361)	$(115,423)	$57,236	$43,036

The following tables provide additional information about the Company's convertible senior notes that are subject to FSP APB 14-1.

	January 31, 2009	February 2, 2008
Carrying amount of the equity component (additional paid-in capital)	$71,852	$71,852
Principal amount of the convertible senior notes	$230,000	$230,000
Unamortized discount of the liability component	$42,297	$49,108
Net carrying amount of liability component	$187,703	$180,892

	Year Ended
	January 31, 2009	February 2, 2008	February 3, 2007
Effective interest rate on liability component	6.2%	6.2%	6.2%
Cash interest expense recognized	$4,600	$4,600	$4,600
Non-cash interest expense recognized	$6,811	$6,404	$6,022

The remaining period over which the unamortized discount will be recognized is 5.1 years. As of January 31, 2009, the if-converted value of the notes did not exceed its principal amount.

February 1, 2009, the Company retrospectively adopted FSP Emerging Issues Task Force (“EITF”) No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”), which addresses whether instruments granted in share-based payment awards are participating securities prior to vesting, and therefore, need to be included in the earnings allocation when computing earnings per share under the two-class method as described in Statement of Financial Accounting Standards (“SFAS” No. 128 “Earnings Per Share”. In accordance with FSP EITF 03-6-1, the unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The retrospective adoption of FSP EITF 03-6-1 did not have a material impact on the Company’s consolidated financial statements for the years ended January 31, 2009, February 2, 2008, February 3, 2007, January 28, 2006 and January 29, 2005.

NET SALES

Net sales include sales of merchandise (net of returns and exclusive of sales taxes), commissions from leased departments, shipping and handling revenues related to merchandise sold and breakage income from unredeemed gift cards. Net sales are recognized at the time customers provide a satisfactory form of payment and take ownership of the merchandise or direct its shipment. Revenue associated with gift cards is recognized upon redemption of the card.

The Company estimates the amount of goods that will be returned for a refund and reduces sales and gross margin by that amount.

Commissions from leased departments included in net sales were $28,083, $30,189, $26,558 in 2008, 2007, and 2006, respectively. Leased department sales were $210,284, $217,636, and $180,639 in 2008, 2007, and 2006, respectively, and were excluded from net sales.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents primarily consist of cash on hand in the stores, deposits with banks, and investments with banks and financial institutions that have original maturities of three months or less. Cash equivalents are stated at cost, which approximates fair value. Cash equivalents totaled $236 and $85,492 at January 31, 2009 and February 2, 2008, respectively, primarily consisting of money market funds, demand and time deposits. Income earned on cash equivalents was $1,958, $6,190, and $27,963 for the fiscal years ended January 31, 2009, February 2, 2008, and February 3, 2007, respectively, and was reflected in Other Income in the accompanying consolidated statements of income. There were no balances of restricted cash at January 31, 2009 and February 2, 2008.

On March 6, 2006, the Company’s Board of Directors declared a cash dividend of $4.00 per common share to shareholders of record as of April 14, 2006, and the Company reduced shareholders’ equity for the $547,537 dividend. On October 3, 2006 the Company’s Board of Directors declared another cash dividend of $4.00 per common share to shareholders of record as of November 15, 2006, and the Company reduced shareholders’ equity for the $558,587 dividend. For the year ended February 3, 2007, the Company made dividend cash payments totaling $1,095,025, primarily relating to the aggregate $8.00 per common share dividends. The remaining portion of the dividends will be paid prospectively as, and to the extent, awards of restricted stock vest.

MERCHANDISE INVENTORIES AND COST OF SALES (excluding depreciation and amortization)

Merchandise inventories are stated at the lower of cost or market and include freight, buying and distribution costs. The Company takes markdowns related to slow moving inventory, ensuring the appropriate inventory valuation. On February 3, 2008, the Company elected to change its method of costing its inventories to the retail “first-in, first-out” (FIFO) method, whereas in all prior periods inventory was costed using the retail “last-in, first-out” (LIFO) method. The new method of accounting had no impact on the fiscal years ending January 31, 2009, February 2, 2008, and February 3, 2007 as the LIFO value exceeded the FIFO market value and inventory had been adjusted to reflect FIFO market value in all periods.

Consignment merchandise on hand of $138,762 and $150,527 at January 31, 2009 and February 2, 2008, respectively, is not reflected in the consolidated balance sheets.

The Company receives vendor provided support in different forms. When the vendor provides support for inventory markdowns, the Company records the support as a reduction to cost of sales. Such support is recorded in the period that the corresponding markdowns are taken. When the Company receives inventory-related support that is not designated for markdowns, the Company includes this support as a reduction in the cost of purchases.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (“SG&A”) are comprised principally of the costs related to employee compensation and benefits in the selling and administrative support areas, exclusive of payroll taxes; advertising; store and headquarters occupancy, operating and maintenance costs exclusive of rent, depreciation, and property taxes; proprietary credit card promotion, issuance and servicing costs; insurance programs; telecommunications; and other operating expenses not specifically categorized elsewhere in the consolidated statements of income. Advertising and sales promotion costs are generally expensed in the period in which the advertising event takes place. The Company receives allowances and expense reimbursements from merchandise vendors and from the owner of the proprietary credit card portfolio which are netted against the related expense:

•

Allowances received from merchandise vendors in conjunction with incentive compensation programs for employees who sell the vendors’ merchandise and netted against the related compensation expense were $54,653, $57,348, and $55,007 in 2008, 2007, and 2006, respectively.

•

Allowances received from merchandise vendors in conjunction with jointly produced and distributed print and television media and netted against the gross expenditures for such advertising were $45,813, $48,896, and $42,584 in 2008, 2007, and 2006, respectively. Net advertising expenses were $39,358, $42,058, and $43,875 in 2008, 2007, and 2006, respectively.

•	Expense reimbursements received from the owner of the Company’s proprietary credit card portfolio are discussed at Note 3 to these financial statements.

STORE PRE-OPENING COSTS

Store pre-opening costs primarily consist of rent expense incurred during the construction of new stores and payroll and related media costs incurred in connection with new store openings and are expensed when incurred. Rent expense is generally incurred for six to twelve months prior to a store’s opening date.

PROPERTY AND EQUIPMENT

Property and equipment are stated at historical cost less accumulated depreciation. For financial reporting purposes, depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Buildings and improvements are depreciated over 20 to 40 years while fixtures and equipment are primarily depreciated over 3 to 15 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or their related lease terms, generally ranging from 10 to 20 years. Terms of leases used in the determination of estimated useful lives may include renewal periods at the Company’s option if exercise of the option is determined to be reasonably assured at the inception of the lease. Costs incurred for the development of internal computer software are capitalized and amortized using the straight-line method over 3 to 10 years. Costs incurred in the discovery and post-implementation stages of internally created computer software are generally expensed as incurred.

When constructing stores, the Company receives allowances from landlords. If the landlord is determined to be the primary beneficiary of the property, then the portion of those allowances attributable to the property owned by the landlord is considered to be a deferred rent liability, whereas the corresponding capital expenditures related to that store are considered to be prepaid rent. Allowances in excess of the amounts attributable to the property owned by the landlord are considered leasehold improvement allowances and are recorded as deferred rent liabilities that are amortized over the life of the lease. Capital expenditures are reduced when the Company receives cash and allowances from merchandise vendors to fund the construction of vendor shops.

On a yearly basis and as changes in circumstances arise, the Company evaluates the recoverability of its property and equipment based upon the utilization of the assets and expected future cash flows, in accordance with SFAS No. 144. Write-downs associated with the evaluation are reflected in Impairments and Dispositions in the accompanying consolidated statements of income.

IMPAIRMENTS & DISPOSITIONS

The Company continuously evaluates its real estate portfolio and closes individual underproductive stores in the normal course of business as leases expire or as other circumstances indicate. The Company also performs an asset impairment analysis at each fiscal year end. During the year ended January 31, 2009, February 2, 2008 and February 3, 2007, the Company incurred charges of $11,139, $4,279 and $5,676, respectively, related to asset impairments and other costs in the normal course of business.

OPERATING LEASES

The Company leases stores, distribution centers, and administrative facilities under operating leases. Store lease agreements generally include rent holidays, rent escalation clauses and contingent rent provisions for percentage of sales in excess of specified levels. Most of the Company’s lease agreements include renewal periods at the Company’s option. The Company recognizes rent holiday periods and scheduled rent increases on a straight-line basis over the lease term beginning with the date the Company takes possession of the leased space and includes such rent expense in Store Pre-Opening Costs. The Company records tenant improvement allowances and rent holidays as deferred rent liabilities on the consolidated balance sheets and amortizes the deferred rent on a straight–line basis over the life of the lease to rent expense in the consolidated statements of income. The Company records rent liabilities on the consolidated balance sheets for contingent percentage of sales lease provisions when the Company determines that it is probable that the specified levels will be reached during the fiscal year.

SELF-INSURANCE RESERVES

The Company self-insures a substantial portion of its exposure for costs related primarily to employee medical, workers’ compensation and general liability. Expenses are recorded based on estimates for reported and incurred but not reported claims considering a number of factors, including historical claims experience, severity factors, litigation costs, inflation and other assumptions. Although the Company does not expect the amount it will ultimately pay to differ significantly from its estimates, self-insurance reserves could be affected if future claims experience differs significantly from the historical trends and assumptions.

DERIVATIVES

The Company uses financial derivatives to manage its costs and risks in conjunction with specific business transactions. All derivative instruments are recognized on the balance sheet at fair value. The Company cancelled all of its interest rate swap agreements during 2004 resulting in $3,100 of net losses. The Company had total unamortized net gains (losses) of $53, $0, and ($350) at January 31, 2009, February 2, 2008, and February 3, 2007, respectively, that are being amortized as a component of interest expense through 2010.

The Company issued $230,000 of convertible senior unsecured notes during 2004 that bear interest of 2.0% and mature in 2024. The Company used approximately $25,000 of the proceeds from the issuance of the notes to enter into a convertible note hedge and written call options on its common stock to reduce the Company’s exposure to dilution from the conversion of the notes.

STOCK-BASED COMPENSATION PLANS

The Company maintains an equity incentive plan for the granting of options, stock appreciation rights, performance shares, restricted stock, and other forms of equity awards to employees and directors. Options granted generally vest over a four-year period after grant and have an exercise term of seven to ten years from the grant date. Restricted stock and performance shares generally vest in three years after the grant date, although the plan permits accelerated vesting in certain circumstances at the discretion of the Human Resources and Compensation Committee of the Board of Directors.

Compensation cost for restricted stock and performance shares that cliff vest is expensed on a straight line basis over the requisite service period. Restricted stock and performance shares with graded vesting features are treated as multiple awards based upon the vesting date. The Company records compensation costs for these awards on a straight line basis over the requisite service period for each separately vesting portion of the award. Compensation cost for stock option awards with graded vesting are expensed on a straight line basis over the requisite service period.

Effective January 29, 2006, the Company adopted SFAS No.123 (revised 2004) “Share-Based Payment” (“SFAS No. 123R”) under the modified prospective method. The Company adopted the alternative transition method, as permitted by FASB Staff Position (“FSP”) No. FAS 123R-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards” (“FSP FAS 123R-3”) to calculate the tax effects of stock-based compensation pursuant to SFAS No. 123R for these awards that were outstanding upon adoption of SFAS No. 123R. The alternative transition method allows the use of simplified methods to calculate the beginning capital-in-excess-of-par pool for the consolidated statements of cash flows. Prior to the adoption of SFAS No. 123R, the Company presented all tax benefits resulting from the exercise of stock options as operating cash inflows in the consolidated statements of cash flows, in accordance with the provisions of Emerging Issues Task Force (“EITF”) No. 00-15, “Classification in the Statements of Cash Flows of the Income Tax Benefit Received by a Company

upon Exercise of a Nonqualified Employee Stock Option.” SFAS No. 123R requires the benefits of tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash inflows rather than operating cash inflows, on a prospective basis. This amount is shown as “Excess tax benefit from stock based compensation” in the accompanying consolidated statements of cash flows.

In December 2007, the U.S. Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 110, “Year-End Help For Expensing Employee Stock Options” (“SAB 110”), which was effective for the Company beginning in the first quarter of 2008. SAB 110 amends the SEC’s views discussed in Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB 107”) regarding the use of the simplified method in developing estimates of the expected lives of share options in accordance with SFAS No. 123R. The amendment, in part, allowed the continued use, subject to specific criteria, of the simplified method in estimating the expected lives of share options granted after December 31, 2007. The Company will continue to use the simplified method until it has the historical data necessary to provide reasonable estimates of expected lives in accordance with SAB 107, as amended by SAB 110.

EARNINGS PER SHARE

Basic earnings per share (“EPS”) have been computed based on the weighted average number of common shares outstanding.

	2008 (Revised)			2007 (Revised)			2006 (Revised)
	Net Loss	Shares	Per Share Amount	Net Income	Shares	Per Share Amount	Net Income	Shares	Per Share Amount
Basic EPS	$(158,804)	138,384	$(1.15)	$43,882	140,402	$0.31	$50,106	135,880	$0.37

Effect of dilutive stock options and convertible debentures	—	—	—	—	13,128	(.02)	—	—	—

Diluted EPS	$(158,804)	138,384	$(1.15)	$43,882	153,530	$0.29	$50,106	135,880	$0.37

For the years ended January 31, 2009 and February 3, 2007, the Company generated net losses from continuing operations, and therefore the inclusion of potential common shares would have had an anti-dilutive effect on the Company’s calculation of the diluted loss per share. Accordingly, the Company’s diluted loss per share equals basic loss per share for both of these periods.

The following table presents additional potentially dilutive common shares excluded from diluted earnings (loss) per share because the effect of including these potential shares would have been anti-dilutive:

	2008	2007	2006
Stock Options and Employee Stock Purchase Plan Shares	346	—	1,266
Unvested Restricted Stock Awards and Performance Shares	1,889	—	1,161

Total	2,235	—	2,427

Securities excluded from the diluted earnings (loss) per share calculation because the exercise prices was greater than the average market price
Stock Options (1)	1,811	688	1,722

Securities excluded from the diluted earnings (loss) per share calculation because the performance criteria were not met:
Performance Shares	845	—	—

(1)	These options represent the number outstanding at the end of the respective year. At the point that the exercise price is less than the average market price, these options have the potential to be dilutive and application of the treasury method would reduce this amount.

There were also 19,219 potentially exercisable shares under the convertible notes that were not included in the computation of diluted EPS for the year ended January 31, 2009 because inclusion of the potential common shares would have been anti-dilutive as the Company generated a net loss for the period. Included in the computation of diluted EPS for the year ended February 2, 2008 are 11,190 potentially dilutive shares associated with shares the Company would issue to settle the difference between fair value and the par value of the convertible notes upon conversion and the shares to be issued upon the exercise of a call option the Company sold at the time of issuance of the convertible debentures. There were also 19,219 potentially exercisable shares under the convertible notes that were not included in the computation of diluted EPS due to the assumption of net share settlement as discussed below.

In 2007, if the holders of the convertible notes exercised their conversion rights, the Company intended to pay cash equal to 100 percent of the principal amount of the convertible notes. In the event that the cash conversion price exceeded 100 percent of the principal amount of the 2% convertible notes, the Company’s intention was to issue common stock for the difference between the par value and fair value at the time of conversion. The Company had $101,162 of cash available as well as availability under the senior revolving credit facility as of February 2, 2008. The cash on hand as well as the availability of borrowings under the senior credit facility provided an adequate source of liquidity to pay 100% of the principal amount of the notes if the holders had elected to exercise their conversion rights.

For the year ended February 3, 2007, there were also 19,219 potentially exercisable shares under the convertible notes that were not included in the computation of diluted EPS due to the assumption of net share settlement.

The FASB is contemplating an amendment to SFAS No. 128 “Earnings Per Share” (“SFAS No. 128”) that would require the Company to ignore the cash presumption of net share settlement and to assume share settlement for purposes of calculating diluted earnings per share. Although the Company is now required to ignore the contingent conversion provision on its convertible notes under EITF 04-8 “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share”, it can still presume that it will satisfy the net share settlement of the par value upon conversion of the notes in cash, and thus exclude the effect of the conversion of the notes in its calculation of diluted earnings per share. If and when the FASB amends SFAS No. 128, the effect of the changes would require the Company to use the if-converted method in calculating diluted earnings per share except when the effect would be anti-dilutive. The effect of adopting the amendment to SFAS No. 128 as of January 31, 2009 would not change the diluted share count as the effect would be anti-dilutive due to the loss from continuing operations for the year.

PENSION PLANS

Pension expense is based on actuarial models used to estimate the total benefits ultimately payable to participants and is allocated to the respective service periods. The Company’s funding policy provides that contributions to the pension trusts shall be at least equal to the minimum funding requirement of the Employee Retirement Income Security Act of 1974. The Company may provide additional contributions from time to time, generally not to exceed the maximum tax-deductible limitation.

Beginning in fiscal 2008, the Company’s pension plans are valued annually as of the fiscal year-end balance sheet date in accordance with SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” (“SFAS No. 158”). In prior years, the pension plans were valued annually on November 1st. The projected unit credit method is utilized in recognizing the Company’s pension liabilities.

GIFT CARDS

The Company sells gift cards with no expiration dates. At the time gift cards are sold, no revenue is recognized; rather a liability is established for the value of the card. The liability is relieved and revenue is recognized when the gift cards are redeemed by the customer for merchandise. The liability for unredeemed gift cards aggregated $33,315 and $33,844 at January 31, 2009, and February 2, 2008, respectively.

Outstanding gift cards may be subject to state escheatment laws. The Company periodically evaluates unredeemed gift cards and if a determination is made that it is remote that the gift card will be redeemed and if it is determined that the gift card is not subject to escheatment, then the Company will reverse the unredeemed liability. The total reversal reflected in net sales for the years ended January 31, 2009 and February 2, 2008 was $5,397 and $11,701, respectively. There was no such reversal for gift card breakage reflected in net sales in fiscal 2006.

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

SEGMENT REPORTING

The Company derives all of its revenue from the sale of luxury merchandise. Accordingly, the Company has identified the operation of its retail stores and e-commerce business as the Company’s one reportable segment.

NEW ACCOUNTING PRONOUNCEMENTS

On February 3, 2008, the Company adopted the provisions of SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or a liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. In February 2008, the FASB amended SFAS No. 157 to exclude FASB Statement No. 13 “Accounting for Leases” and its related interpretive accounting pronouncements that address leasing transactions. The FASB also issued a final Staff Position to allow a one-year deferral of adoption of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis. The Company is in the process of evaluating the impact of applying SFAS No. 157 to nonfinancial assets and liabilities measured on a non-recurring basis. The impact of applying SFAS No. 157 to financial assets and liabilities did not have a material impact on the consolidated financial statements for the year ending January 31, 2009.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that currently are not required to be measured at fair value. This Statement is effective no later than fiscal years beginning on or after November 15, 2007. The Company elected to continue to record long-term debt at its amortized cost. Accordingly, this standard has no impact on the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS No. 141R”), which addresses the recognition and accounting for identifiable assets acquired, liabilities assumed, and non-controlling interests in business combinations. SFAS No. 141R also establishes expanded disclosure requirements for business combinations. SFAS No. 141R will become effective as of the beginning of the 2009 fiscal year. Generally, the effect of SFAS No. 141R will depend on the circumstances of any potential future acquisitions.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS No. 160”). This standard outlines the accounting and reporting for ownership interest in a subsidiary held by parties other than the parent. SFAS No. 160 is effective as of the beginning of the 2009 fiscal year. The adoption of this standard will not have a material impact on the consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). This Statement amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), to require an entity to provide an enhanced understanding of its use of derivative instruments, how they are accounted for under SFAS No. 133 and their effect on the entity’s financial position, financial performance, and cash flows. The provisions of SFAS No. 161 are effective as of the beginning of the 2009 fiscal year. The adoption of this standard will not have a material impact on the consolidated financial statements.

In December 2008, the FASB issued FSP FAS 132R-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (“FSP FAS 132R-1”), which provides additional guidance on employers’ disclosures about the plan assets of defined benefit pension or other postretirement plans. The disclosures required by FSP FAS 132R-1 include a description of how investment allocation decisions are made, major categories of plan assets, valuation techniques used to measure the fair value of plan assets, the impact of measurements using significant unobservable inputs and concentrations of risk within plan assets. The disclosures about plan assets required by this FSP shall be provided for fiscal years ending after December 15, 2009. For the Company, FSP FAS 132R-1 will be effective for fiscal year end 2009 and will result in additional disclosures related to the assets of defined benefit pension plans in notes to the Company’s consolidated financial statements.

NOTE 3 – PROPRIETARY CREDIT CARDS

On April 15, 2003, the Company sold its proprietary credit card portfolio, consisting of the proprietary credit card accounts owned by the National Bank of the Great Lakes and the Company’s ownership interest in the assets of the trust, to HSBC, a third party financial institution.

HSBC, an affiliate of HSBC Holdings PLC, offers proprietary credit card accounts to the Company’s customers. Pursuant to a program agreement with a term of ten years expiring in 2013, HSBC establishes and owns proprietary credit card accounts for the Company’s customers, retains the benefits and risks associated with the ownership of the accounts, receives the finance charge income and incurs the bad debts associated with those accounts. During the ten-year term, pursuant to a servicing agreement, the Company continues to provide key customer service functions, including new account opening, transaction authorization, billing adjustments and customer inquiries, and receives compensation from HSBC for these services.

At the end of the ten-year term expiring in 2013, the agreement can be renewed for two two-year terms. At the end of the agreement, the Company has the right to repurchase, at fair value, all of the accounts and outstanding accounts receivable, negotiate a new agreement with HSBC or begin issuing private label credit cards itself or through others. The agreement allows the Company to terminate the agreement early following the occurrence of certain events, the most significant of which would be HSBC’s failure to pay owed amounts, bankruptcy, a change in control or a material adverse change in HSBC’s ability to perform under the agreement. The agreement also allows for HSBC to terminate the agreement if the Company fails to pay owed amounts or enters bankruptcy. Should either the Company or HSBC choose to terminate the agreement early, the Company has the right, but not the requirement, to repurchase the credit card accounts and associated accounts receivable from HSBC at their fair value. The Company is contingently liable to pay monies to HSBC in the event of an early termination or a significant disposition of stores. The contingent payment is based upon a declining portion of an amount established at the beginning of the ten-year agreement and on a prorated portion of significant store closings. The maximum contingent payment had the agreement been terminated early at January 31, 2009 would have been approximately $21,787. Management believes the risk of incurring a contingent payment is remote.

In September of 2006 the Company entered into agreements with HSBC and MasterCard International Incorporated to issue a co-branded MasterCard card to new and existing proprietary credit card customers. Under this program, qualifying customers are issued a SFA and MasterCard branded credit card that functions as a traditional proprietary credit card when used at any SFA or OFF 5th store and at Saks Direct or as a MasterCard card when used at any unaffiliated location that accepts MasterCard cards. HSBC establishes and owns the co-brand accounts, retains the benefits and sales associated with the ownership of the accounts, receives the finance charge and other income from the accounts, and incurs the bad-debts associated with the accounts.

With the exception of depreciation expense, all components of the credit card operations are included in SG&A. The credit contribution comprises program compensation and servicing compensation. For 2008, 2007, and 2006, the components of the credit contribution included in SG&A were $29,899, $28,754 and $58,038, respectively

NOTE 4 – PROPERTY AND EQUIPMENT

A summary of property and equipment is as follows:

	January 31, 2009 (Revised)	February 2, 2008 (Revised)
Land and land improvements	$177,069	$177,040
Buildings	594,578	593,635
Leasehold improvements	341,319	349,898
Fixtures and equipment	811,642	797,366
Construction in progress	24,968	24,540

	1,949,576	1,942,479
Accumulated depreciation	(891,183)	(849,718)

	$1,058,393	$1,092,761

Depreciation expense was $134,669, $131,710, and $125,822 in 2008, 2007, and 2006, respectively.

NOTE 5 – INCOME TAXES

The components of income tax expense (benefit) from continuing operations were as follows:

	2008 (Revised)	2007 (Revised)	2006 (Revised)
Current:
Federal	$1,717	$826	$(100,085)
State	(839)	2,141	(26,566)

	878	2,967	(126,651)
Deferred:
Federal	(51,177)	25,593	83,893
State	1,397	(1,805)	7,811

	(49,780)	23,788	91,704

Total expense (benefit) from continuing operations	$(48,902)	$26,755	$(34,947)

Components of the net deferred tax asset or liability recognized in the consolidated balance sheets were as follows:

	January 31, 2009 (Revised)	February 2, 2008 (Revised)
Current:
Deferred tax assets:
Accrued expenses	$28,099	$27,543
NOL carryforwards	1,029	23,828
Valuation allowance	(2,322)	(10,609)
Deferred tax liabilities:
Inventory	3,110	2,065

Net current deferred tax asset	$29,916	$42,827

Non-current:
Deferred tax assets:
Capital leases	$23,968	$26,018
Rent Adjustments	18,433	—
Pension	15,993	—
Other long-term liabilities	29,036	33,230
AMT Credit	24,269	24,269
NOL carryforwards	134,557	66,611
Valuation allowance	(39,868)	(53,228)
Deferred tax liabilities:
Property and equipment	(11,446)	(19,259)
Other assets	14	19

Net non-current deferred tax asset	$194,956	$77,660

At January 31, 2009, the Company had deferred tax assets of $78,905 related to U.S. Federal Net Operating Loss (NOL) carryforwards of $225,444. The total Federal NOL carryforwards are $251,956 which includes $26,512 of excess tax deductions associated with our stock option plans which have yet to reduce taxes payable. Upon the utilization of these carryforwards, the associated tax benefits of $9,279 will be recorded to Additional Paid-in-Capital. This amount considers the fact that the carryforwards are restricted under federal income tax change-in-ownership rules. The federal and state NOL carryforwards will expire between 2009 and 2028. The Company believes it is more likely than not that it will be sufficiently profitable during the periods from 2009 to 2028 to utilize all of its federal NOLs and a portion of its existing state NOLs. A valuation allowance has been established against that portion of the existing state NOLs that the Company does not anticipate being able to utilize based on current projections.

During 2008, the valuation allowance was evaluated on a jurisdiction-by-jurisdiction basis which resulted in a net increase to the overall valuation allowance of $6,110 based on projections of future profitability. A similar analysis was performed in 2007, which resulted in a net reduction to the overall valuation allowance of $2,957.

The Company adopted the provisions of FASB Interpretation (“FIN”) No. 48 “Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No.109” (“FIN No. 48”) as of February 4, 2007. As a result of the analysis of uncertain tax positions upon the adoption of FIN No. 48, the net deferred tax asset related to the state net operating loss carryforwards increased. Therefore, the Company performed a valuation allowance analysis to determine the realization of this asset. This analysis resulted in an additional valuation allowance of $19,258 with the offset recorded to shareholders’ equity in accordance with Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). The Company is subject to the provisions of SOP 90-7 for these net operating losses since these losses were acquired through the acquisition of a company that had previously filed bankruptcy.

Income tax (benefit) expense from continuing operations varies from the amounts computed by applying the statutory federal income tax rate to income before taxes. The reasons for these differences were as follows:

	2008 (Revised)	2007 (Revised)	2006 (Revised)
Expected federal income taxes at 35%	$(61,434)	$25,848	$(14,886)
State income taxes, net of federal benefit	(6,777)	3,095	(10,691)
State NOL valuation allowance adjustment	6,110	(2,957)	(1,465)
Effect of settling tax exams and other tax reserve adjustments	624	690	(10,150)
Executive Compensation	318	367	2,439
Tax-Exempt Interest	—	(662)	(1,761)
Change in State Tax Law	(414)	—	—
Write-off of Expired Federal NOL	10,980	—	—
Other items, net	1,691	374	1,567

Provision (benefit) for income taxes from continuing operations	$(48,902)	$26,755	$(34,947)

During 2008, an additional reserve of $505 was established for issues raised in current state tax examinations and previously filed federal tax returns related to prior periods. In addition, the Company favorably concluded certain tax examinations which resulted in an income tax benefit of $189. During 2007, an additional reserve of $1,793 was established for issues raised in current state tax examinations and previously filed federal tax returns related to prior periods. During 2006, the Company favorably concluded certain tax examinations which resulted in an income tax benefit of $10,150. The Company analyzed its positions related to the reserve for tax exposures and determined that the amount was adequate. The Company will continue to analyze its positions related to the reserve for tax exposures on an ongoing basis.

The Company made income tax payments, net of refunds received of $(10,214), $(17,492) and, $34,222 during 2008, 2007, and 2006, respectively.

As a result of the implementation of FIN No. 48, the Company recorded a $33,671 decrease in the liability for unrecognized tax benefits which was accounted for as an increase to the beginning shareholder’s equity. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits follows:

	January 31, 2009	February 2, 2008
Unrecognized tax benefits at beginning of year	$47,648	$46,278
Gross amount of increases for tax positions of prior years	505	1,793
Gross amount of decreases for tax positions of prior years	(761)	—
Gross amount of decreases due to statute expirations	(1,256)	(423)
Gross amount of decreases due to tax settlements	(105)	—

Balance at end of year	$46,031	$47,648

Including the cumulative effect decrease, at the beginning and ending of 2008 the Company had $44,646 and $45,339 (net of federal and state benefits) of total unrecognized tax benefits, respectively. Of these totals, $13,264 and $13,958 (net of federal and state benefits) represents the amounts of unrecognized tax benefits that, if recognized, would affect the effective income tax rate in future periods. It is reasonably possible that the amount of unrecognized tax benefits will increase or decrease in the next twelve months as a result of settling uncertain tax positions. However, the Company does not anticipate this to result in any material changes to the amount of unrecognized tax benefits.

The Company recognizes interest accrued related to unrecognized tax benefits and penalties in income tax expense. During the years ended January 31, 2009 and February 2, 2008, the Company recognized $1,688 and $377, respectively in interest and penalties. The Company had $4,918 and $3,230 for the payment of interest and penalties accrued as of January 31, 2009 and February 2, 2008, respectively.

The Company files a consolidated U.S. Federal income tax return as well as state tax returns in multiple state jurisdictions. The Company has completed examinations by the Internal Revenue Service for taxable years through January 29, 2005 with no significant adjustments. With respect to the state and local jurisdictions, the Company has completed examinations in many jurisdictions through the same period and beyond and currently has examinations in progress for several jurisdictions.

NOTE 6 – DEBT

A summary of long-term debt and capital lease obligations is as follows:

	January 31, 2009	February 2, 2008
Notes 8.25%, maturing fiscal year 2008	$—	$84,132
Notes 7.50%, maturing fiscal year 2010	45,872	45,872
Notes 9.875%, maturing fiscal year 2011	141,557	141,557
Notes 7.00%, maturing fiscal year 2013	2,922	2,922
Notes 7.375%, maturing fiscal year 2019	1,911	1,911
Convertible Notes 2.00%, maturing fiscal year 2024	230,000	230,000
Less: Unamortized discount (1)	(42,297)	(49,108)

Carrying amount of Convertible Notes	187,703	180,892
Revolving credit facility	156,675	—
Terminated interest rate swap agreements, net	53	—
Capital lease obligations	61,083	66,194

	597,776	523,480
Current portion	(4,673)	(319,242)

	$593,103	$204,238

(1)	Recorded upon adoption of FSP APB 14-1.

REVOLVING CREDIT AGREEMENT

The Company has a $500,000 revolving credit facility, subject to a borrowing base equal to a specified percentage of eligible inventory and certain credit card receivables. The facility matures in September 2011. The obligations under the facility are guaranteed by certain of Company’s existing and future domestic subsidiaries, and the obligations are secured by the Company’s and the guarantors’ merchandise inventories and certain third party accounts receivable. Borrowings under the facility bear interest at a per annum rate of either LIBOR plus a percentage ranging from 1.00% to 1.50% or at the higher of the prime rate and federal funds rate. Letters of credit are charged a per annum fee equal to the then applicable LIBOR borrowing spread (for standby letters of credit) or fifty percent of the LIBOR borrowing spread (for documentary or commercial letters of credit). The Company also pays an unused line fee of 0.25% per annum on the average daily unused revolver.

During periods in which availability under the agreement is $60,000 or more, the Company is not subject to financial covenants. If and when availability under the agreement decreases to less than $60,000, the Company will be subject to a minimum fixed charge coverage ratio of 1 to 1. There is no debt rating trigger.

The revolving credit agreement restricts additional debt to specific categories including the following (each category being subject to limitations as described in the revolving credit agreement): debt arising from permitted sale and leaseback transactions; debt to finance purchases of machinery, equipment, real estate and other fixed assets; debt in connection with permitted acquisitions; and unsecured debt. The revolving credit agreement also places certain restrictions on, among other things, asset sales, the ability to make acquisitions and investments, and to pay dividends.

The Company routinely issues stand-by and documentary letters of credit principally related to the funding of insurance reserves. Outstanding letters of credit reduce availability under the revolving line of credit. During 2008, weighted average letters of credit issued under the credit agreement were $28,594. The highest amount of letters of credit outstanding under the agreement during 2008 was $34,326. At January 31, 2009, the Company had $156,675 of direct outstanding borrowings and had letters of credit outstanding of $21,459. The credit agreement contains default provisions that are typical for this type of financing, including a provision that would trigger a default under the credit agreement if a default were to occur in another debt instrument resulting in the acceleration of principal of more than $20,000 under that other instrument.

SENIOR NOTES

At January 31, 2009, the Company had $192,262 of unsecured senior notes outstanding, excluding the convertible notes, comprised of four separate series having maturities ranging from 2010 to 2019 and interest rates ranging from 7.00% to 9.88%. The senior notes are guaranteed by all of the subsidiaries that guarantee the Company’s credit facility and have substantially identical terms except for the maturity dates and interest rates payable to investors. Subject to certain exceptions, the notes restrict the Company from incurring secured debt or entering into sale/leaseback transactions that are, in the aggregate greater than 15% (17.5% in the case of the notes due in 2013) of consolidated net tangible assets of the Company. The notes permit certain sale/leaseback transactions but place certain restrictions around the use of proceeds generated from a sale/leaseback transaction. The terms of each senior note require all principal to be repaid at maturity. There are no financial covenants associated with these notes, and there are no debt-rating triggers.

On April 12, 2007, the Company announced the results of its modified “Dutch Auction” tender offer to purchase a portion of its 8.25% senior notes due November 15, 2008 for an aggregate purchase price not to exceed $100 million (the “offer cap”). The offer expired on April 11, 2007. The aggregate principal amount of notes validly tendered at or above the clearing spread exceeded the offer cap and the Company accepted $95,872 aggregate principal amount of the notes, resulting in an aggregate purchase price of approximately $100,000 (plus an additional $3,230 in aggregate accrued interest on such notes). The Company accepted for purchase first, all notes tendered at spreads above the clearing spread, and thereafter, the notes validly tendered at the clearing spread on a prorated basis according to the principal amount of such notes. During the three months ended May 5, 2007, the Company recorded a loss on extinguishment of debt of approximately $5,222 related to the repurchase of the notes.

During June and July 2007, the Company repurchased an additional $10,420 in principal amount primarily relating to its 8.25% senior notes. The repurchase of these notes resulted in a loss on extinguishment of debt of approximately $412.

CONVERTIBLE NOTES

The Company had $230,000 of convertible senior unsecured notes outstanding at January 31, 2009. The notes bear interest at a rate of 2.0% per annum and mature in 2024. Interest is payable on the convertible notes on March 15 and September 15 of each year. The convertible notes are guaranteed by all of the subsidiaries that guarantee the Company’s revolving credit facility.

In certain circumstances, the provisions of the convertible notes allow the holder to convert the notes to shares of the Company’s common stock at a conversion rate of 83.5609 shares per one thousand dollars in principal amount of notes (subject to an anti-dilution adjustment). The Company can settle a conversion of the notes with shares and/or cash. The holders may convert the notes at the following times, among others: if the Company’s share price is greater than 120% of the applicable conversion price for a certain trading period; if the credit ratings of the notes are below a certain threshold; or upon the occurrence of certain consolidations, mergers or share exchange transactions involving the Company.

The convertible notes are also subject to repurchase at the option of the holders in the event of a change of control or a termination of trading of the Company’s common stock, and the holders may put the notes back to the Company in 2014 or 2019. The Company can call the notes for redemption on or after March 21, 2011.

Subject to certain exceptions, the convertible notes restrict the Company from incurring secured debt or entering into sale and leaseback transactions that are, in the aggregate, greater than 17.5% of consolidated net tangible assets of the Company.

At January 31, 2009, the conversion criteria with respect to the credit rating requirements were met, however the share price was significantly below the conversion price. Due to the share price being significantly below the conversion price, the Company has classified the convertible notes in “long-term debt” on the Company’s balance sheet as of January 31, 2009. At February 2, 2008, the holders of the convertible notes had the ability to exercise their conversion rights as a result of the Company’s share price exceeding 120% of the applicable conversion price for the trading period. Therefore, the convertible notes were classified within “current portion of long-term debt” on the Company’s balance sheet as of February 2, 2008.

The Company used approximately $25,000 of the proceeds from the issuances of the convertible notes to enter into a convertible note hedge and written call options on its common stock to reduce the exposure to dilution from the conversion of the notes. The terms and conditions of the note hedge include: the strike price is $11.97; the contract is indexed to 19,219 shares of the Company’s common stock; the maturity dates of the hedge instruments range from March 24, 2011 to April 20,

2011. The fair value of the bond hedge is approximately $4,382 at January 31, 2009. The sensitivity of the fair value to a $1 increase in the price of the underlying common stock would be to increase the value of the hedge by approximately $5,151. The sensitivity of the fair value to a $1 decrease in the price of the underlying common stock would be to decrease the value of the hedge by approximately $3,190.

The terms of the written call options include: the strike price is $13.81; the contract is indexed to 19,219 shares of the Company’s common stock; the maturity date of the written call option instruments is August 2, 2011. The fair value of the call option is approximately $4,382 at January 31, 2009. The sensitivity of the fair value to a $1 increase in the price of the underlying common stock would be to increase the value of the call option by approximately $5,151. The sensitivity of the fair value to a $1 decrease in the price of the underlying common stock would be to decrease the value of the call option by approximately $3,190.

These transactions were accounted for as a net reduction of stockholders’ equity of approximately $25,000 in 2004.

The convertible notes are within the scope of FSP APB 14-1 which was adopted as of February 1, 2009 with retrospective application. See Note 2 for further discussion of the effects of the adoption.

MATURITIES

At January 31, 2009, maturities of long-term debt and capital lease obligations for the next five years and thereafter are as follows:

Year	Maturities
2009	$4,673
2010	50,924
2011	303,500
2012	5,308
2013	8,746
Thereafter	266,922

Subtotal	640,073

Unamortized discount	(42,297)

Total	$597,776

The Company made interest payments of $31,741, $34,982, and $50,409, of which $1,308, $1,830, and $3,807 was capitalized into property and equipment during 2008, 2007, and 2006, respectively.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

OPERATING LEASES AND OTHER PURCHASE COMMITMENTS

The Company leases certain property and equipment under various non-cancelable capital and operating leases. The leases provide for monthly fixed amount rentals or contingent rentals based upon sales in excess of stated amounts and normally require the Company to pay real estate taxes, insurance, common area maintenance costs and other occupancy costs. Generally, the leases have primary terms ranging from 20 to 30 years and include renewal options ranging from 5 to 20 years.

At January 31, 2009, future minimum rental commitments under capital leases and non-cancelable operating leases consisted of the following:

	Operating Leases	Capital Leases
2009	$66,857	$11,562
2010	65,356	11,454
2011	60,537	11,234
2012	50,184	10,771
2013	45,329	10,746
Thereafter	188,609	54,908

	$476,872	110,675

Amounts representing interest		(49,592)

Capital lease obligations		$61,083

Total rental expense for operating leases was $101,063, $100,106, and $107,645 during 2008, 2007, and 2006, respectively, including contingent rent of $17,381, $19,612, and $17,897, respectively, and common area maintenance costs of $12,702, $10,297, and $8,236, respectively. The gross amount of assets recorded under capital leases as of January 31, 2009 and February 2, 2008 was $130,946 and 134,825 respectively.

As of January 31, 2009, the Company had two potential commitments tied to the value of its common stock. First, the Company may be required to deliver shares and/or cash to holders of the convertible notes described in Note 6 prior to the stated maturity date of said notes based on the value of the Company’s common stock. Second, in connection with the issuance of the convertible notes, the Company bought and sold call options to limit the potential dilution from conversion of the notes. The Company may be required to deliver shares and/or cash to the holders of the call options based on the value of the Company’s common stock.

In the normal course of business, the Company purchases merchandise under purchase commitments; enters into contractual commitments with real estate developers and construction companies for new store construction and store remodeling; and maintains contracts for various information technology, telecommunications, maintenance and other services. Commitments for purchasing merchandise generally do not extend beyond six months and may be cancelable several weeks prior to the vendor shipping the merchandise. Contractual commitments for the construction and remodeling of stores are typically lump sum or cost plus construction contracts. Contracts to purchase various services are generally less than one to two year commitments and are cancelable within several weeks notice.

From time to time the Company has issued guarantees to landlords under leases of stores operated by its subsidiaries. Certain of these stores were sold in connection with the SDSG and NDSG transactions. If the purchasers fail to perform certain obligations under the leases guaranteed by the Company, the Company could have obligations to landlords under such guarantees. Based on the information currently available, management does not believe that its potential obligations under these lease guarantees would be material.

LEGAL CONTINGENCIES

Vendor Litigation

On December 8, 2005 Adamson Apparel, Inc. filed a purported class action lawsuit against the Company in the United States District Court for the Northern District of Alabama. In its complaint the plaintiff asserted breach of contract claims and alleged that the Company improperly assessed chargebacks, timely payment discounts, and deductions for merchandise returns against members of the plaintiff class. The lawsuit sought compensatory and incidental damages and restitution. On June 8, 2008, the parties entered into a settlement agreement which was approved by the United States Bankruptcy Court for the Central District of California on July 30, 2008. Pursuant to the settlement, on August 18, 2008 the Company paid the plaintiff $370 in settlement of the claims (of which the Company was reimbursed approximately $118 from an unrelated third party), at which time the lawsuit was formally dismissed.

Other

The Company is involved in legal proceedings arising from its normal business activities and has accruals for losses where appropriate. Management believes that none of these legal proceedings will have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

INCOME TAXES

The Company is routinely under audit by federal, state or local authorities in the areas of income taxes and the remittance of sales and use taxes. These audits include questioning the timing and amount of deductions and the allocation of income among various tax jurisdictions. Based on annual evaluations of tax filing positions, the Company believes it has adequately accrued for its income tax exposures. To the extent the Company were to prevail in matters for which accruals have been established or be required to pay amounts in excess of the current reserves, the Company’s effective tax rate in a given financial statement period may be materially impacted. At January 31, 2009 certain state examinations were ongoing.

NOTE 8 – EMPLOYEE BENEFIT PLANS

DEFERRED COMPENSATION PLAN

The Company sponsors a non-qualified deferred compensation plan wherein eligible employees can defer a portion of their compensation or unvested restricted stock and allocate the deferrals to a choice of investments options. The liability for compensation deferred under this plan was $10,267 and $19,417 for the years ended January 31, 2009 and February 2, 2008, respectively. The Company manages the risk of changes in the fair value of the liability for deferred compensation by electing to match its liability under the plan with investment vehicles that offset a substantial portion of its exposure. The cash value of the investment vehicles was $9,701 and $18,886 for the years ended January 31, 2009 and February 2, 2008, respectively, and is included in Other Assets in the accompanying consolidated balance sheets.

EMPLOYEE SAVINGS PLANS

The Company sponsors various qualified savings plans that cover substantially all full-time employees. Company contributions charged to expense under these plans for 2008, 2007, and 2006 were $7,805, $8,403, and $7,282, respectively. The Company’s contributions to the plan have been suspended for the 2009 calendar year. At January 31, 2009, total assets invested by participants related to the employee savings plans was $340,678, of which approximately 1% was invested in the Company’s stock at the discretion of the participating employees.

DEFINED BENEFIT PLANS

The Company sponsors a defined benefit cash balance pension plan for many employees of the Company. In conjunction with the sale of NDSG, the Company sold to Bon-Ton the assets, and Bon-Ton assumed the liabilities, of the Carson cash balance pension plan. The Company generally funds pension costs, currently subject to regulatory funding requirements. The Company expects funding requirements of up to $1,000 in 2009.

In September 2006, the FASB issued SFAS No. 158, which requires employers to (i) recognize the funded status of their defined benefit pension and other postretirement plans on the consolidated balance sheet, (ii) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost and (iii) measure defined benefit plan assets and obligations as of the date of the employer’s statement of financial position. The Company adopted the recognition and disclosure requirements of SFAS No. 158 prospectively on February 3, 2007. Effective January 31, 2009, in accordance with SFAS No. 158, the Company changed its measurement date from November 1 to the date of its fiscal year end. The Company elected to adopt the change in measurement date using the alternative transition method. In accordance with the alternative transition method, the actuarial valuation provided a 15-month projection of net periodic benefit cost to January 31, 2009 that resulted in a $344 decrease to 2008 ending retained earnings.

Additionally, the Company amended the SFA Pension Plan during 2006, freezing benefit accruals for all participants except those who have attained age 55 and completed 10 years of credited service as of January 1, 2007, who are considered to be non-highly compensated employees. In January 2009, the Company suspended future benefit accruals for all remaining participants in the plan effective on March 13, 2009. This curtailment resulted in a gain of approximately $616 for the year ended January 31, 2009.

The components of net periodic pension expense related to the Company’s pension plan were as follows:

	2008	2007	2006
Net periodic pension expense:
Service cost	$846	$1,323	$4,841
Interest cost	10,613	8,199	8,516
Expected return on plan assets	(15,184)	(11,058)	(9,592)
Recognized actuarial loss	1,005	3,338	4,202
Amortization of prior service costs	(87)	(70)	(395)

Net pension expense	(2,807)	1,732	7,572
FAS 88 charge	—	—	443

Total pension expense (income)	$(2,807)	$1,732	$8,015

Gain recognized due to curtailment	$(616)	$—	$(4,303)

2008	2007
Change in benefit obligation:
Benefit obligation at beginning of period	$156,109	$163,915
Service cost	846	1,323
Interest cost	10,613	8,199
Actuarial loss	(3,818)	(3,148)
Benefits paid	(15,079)	(14,180	)(1)

Benefit obligation at end of period	$148,671	$156,109

Change in plan assets:
Fair value of plan assets at beginning of period	$165,878	$151,159
Actual return on plan assets	(55,071)	27,850
Employer contributions	1,309	1,038
Benefits paid	(15,079)	(12,835)
Administrative expenses	(1,764)	(1,334)

Fair value of plan assets at end of period	$95,273	$165,878

Pension plans’ funding status:
Accumulated benefit obligation	$(148,658)	$(156,101)
Effect of projected salary increases	(13)	(8)

Projected benefit obligation	(148,671)	(156,109)
Fair value of plan assets	95,273	165,878

Funded status	(53,398)	9,769
Unrecognized actuarial loss	—	—
Unrecognized prior service cost	—	—
Contributions subsequent to measurement date	—	258

Prepaid (accrued) pension cost classified in other assets (liabilities) at balance sheet date	$(53,398)	$10,027

Amounts recognized in the consolidated balance sheet:
Noncurrent asset	$—	$25,309
Current liabilities	(1,179)	(1,056)
Noncurrent liabilities	(52,219)	(14,226)

Net amount recognized at balance sheet date	$(53,398)	$10,027

Assumptions:
Discount rate, at end of period	6.50%	6.00%
Expected long-term rate of return on assets, for periods ended January 31, 2009 and February 2, 2008	8.00%	8.00%
Average assumed rate of compensation increase	4.00%	4.00%
Measurement date	1/31/0	9	11/1/0	7

(1)	The benefits paid in 2007 include the final payment of $1,345 from the Carson Supplemental Executive Retirement Plan which was retained by the Company in conjunction with the sale of NDSG.

Pension assumptions are based upon management’s best estimates as of the annual measurement date. The assumed discount rate utilized is based upon pension discount curves and bond portfolio curves over a duration similar to the plan’s liabilities as of the measurement date. The discount rate is utilized principally in calculating the Company’s pension obligation, which is represented by the Accumulated Benefit Obligation (ABO) and the Projected Benefit Obligation (PBO) and in calculating net pension expense. At January 31, 2009 and February 2, 2008, the discount rate was 6.5% and 6% respectively.

The assumed expected long-term rate of return on assets is the weighted average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the PBO. The Company’s estimate of the expected long-term rate of return considers the historical returns on plan assets, as well as the future expectations of returns on classes of assets within the target asset allocation of the plan asset portfolio. This rate is utilized principally in calculating the expected return on plan assets component of the Company’s annual pension expense. The Company’s expected long-term rate of return on assets was 8.0% in 2008 and 2007.

The assumed average rate of compensation increase is the average annual compensation increase expected over the remaining employment periods for the participating employees. This rate is estimated to be 4% for the periods following January 31, 2009 and is utilized principally in calculating the PBO and annual pension expense.

In 2009, the estimated Accumulated Other Comprehensive Income (“AOCI”) amortization of prior service credit and amortization of net loss is $0 and $10,061, respectively, for the pension plan. No refunds are expected from the benefit plan during 2009.

Amounts not yet reflected in net periodic benefit costs and included in AOCI as of January 31, 2009 and February 2, 2008 are as follows:

	2008	2007
Prior service credit	$—	$(704)
Accumulated loss	92,519	25,324

Accumulated other comprehensive loss	92,519	24,620

Plan weighted-average asset investment allocations at January 31, 2009 and November 1, 2007, by asset category were as follows:

	January 31, 2009	November 1, 2007
Equity	55.7%	65.6%
Debt	36.1%	29.1%
Real estate	8.2%	5.3%

Total	100.0%	100.0%

The Company’s pension plan investment strategy is to maintain a diversified portfolio of asset classes with the primary goal to ensure that funds are available to meet the plan’s benefit obligations when they become due. The plan’s target allocation is determined taking into consideration the amounts and timing of projected liabilities, the Company’s funding policies and expected returns on various asset categories. For the years ended January 31, 2009 and February 2, 2008, the plan’s target asset allocation was approximately 65% equity, 30% fixed income and 5% real estate.

At January 31, 2009, the following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Year	Benefit Payments
2009	$18,354
2010	16,911
2011	16,095
2012	15,121
2013	14,945
2014 - 2018	51,486

$132,912

NOTE 9 – SHAREHOLDERS’ EQUITY

On October 3, 2006 the Company’s Board of Directors declared a cash dividend of $4.00 per common share totaling $558,587, and the Company reduced shareholders’ equity by that amount. Approximately $552,000 of the dividend was paid on November 30, 2006 to shareholders of record as of November 15, 2006. The remaining portion of the dividend payable will be paid prospectively as, and to the extent, awards of restricted stock vest.

As a result of the November 30, 2006 $4.00 per common share dividend payment, the Human Resources and Compensation Committee of the Company’s Board of Directors exercised its discretion under anti-dilution provisions of the Company’s long-term incentive plan to adjust the exercise price and number of stock options to reflect the change in the share price on the December 1, 2006 ex-dividend date. In accordance with the provisions of SFAS No. 123R, the discretionary nature of the anti-dilution provisions resulted in a modification of the options. Accordingly, the measurement of the fair value of the options both before and after the ex-dividend date was required resulting in a pre-tax non-cash charge of $13,729.

The effect of this anti-dilution adjustment is presented below:

	As of the ex-dividend date
	Prior to Adjustment	After Adjustment
Options outstanding	4,547	5,645
Options exercisable	4,489	5,573
Weighted average exercise price:
Options outstanding	$14.49	$11.67
Options exercisable	$14.57	$11.74

On March 6, 2006, the Company’s Board of Directors declared a cash dividend of $4.00 per common share totaling $547,537, and the Company reduced shareholders’ equity by that amount. $538,964 of the dividend was paid on May 1, 2006 to shareholders of record as of April 14, 2006. The remaining portion of the dividend payable will be paid prospectively as, and to the extent, awards of restricted stock vest.

As a result of the May 1, 2006 $4.00 per common share dividend payment, the Human Resources and Compensation Committee of the Company’s Board of Directors exercised its discretion under anti-dilution provisions of the Company’s long-term incentive plan to adjust the exercise price and number of stock options to reflect the change in the share price on the May 2, 2006 ex-dividend date. In accordance with the provisions of SFAS No. 123R, the discretionary nature of the anti-dilution provisions resulted in a modification of the options. Accordingly, the measurement of the fair value of the options before and after the ex-dividend date was required resulting in a pre-tax non-cash charge of $19,600.

The effect of this anti-dilution adjustment is presented below:

	As of the ex-dividend date
	Prior to Adjustment	After Adjustment
Options outstanding	7,148	8,845
Options exercisable	6,870	8,501
Weighted average exercise price:
Options outstanding	$16.58	$13.40
Options exercisable	$16.82	$13.59

On December 8, 2005, the Company announced that in anticipation of the closing of the NDSG transaction, its Board of Directors had approved a 35,000 share increase in its common share repurchase authorization, bringing the total number of authorized shares to 70,025. During 2008, 2007 and 2006, the Company repurchased 2,949, 1,722, and 450 shares for an aggregate amount of $34,899, $27,464, and $6,531, respectively. There were 32,709 shares available for repurchase under the share repurchase program at January 31, 2009.

Each outstanding share of the Company’s common stock has one preferred stock purchase right attached. The rights generally become exercisable ten days after an outside party acquires, or makes an offer for, 20% or more of the common stock. Each right entitles its holder to purchase 1/100 share of Series C Junior Preferred Stock for $50 once the rights become exercisable. The rights expire in November 2018. Once exercisable, if the Company is involved in a merger or other business combination or an outside party acquires 20% or more of the common stock, each right will be modified to entitle its holder (other than the acquirer) to purchase common stock of the acquiring company or, in certain circumstances, common stock having a market value of twice the exercise price of the right.

NOTE 10 – EMPLOYEE STOCK PLANS

The Company maintains an equity incentive plan for the granting of options, stock appreciation rights, performance shares, restricted stock and other forms of equity awards to employees and directors. At January 31, 2009 and February 2, 2008, the Company had available for grant 16,061 and 16,549 shares of common stock, respectively. Options granted generally vest over a four-year period after grant and have an exercise term of seven to ten years from the grant date. Restricted stock and performance shares generally vest one to three years after the grant date, although the plan permits accelerated vesting in certain circumstances at the discretion of the Human Resources and Compensation Committee of the Board of Directors.

In December 2004, the FASB issued SFAS No.123R, which requires companies to expense the value of employee stock options and similar awards. Effective January 29, 2006, the Company adopted SFAS No.123R. The adoption of this standard had an immaterial effect on the Company’s 2006 consolidated financial statements. Total pre-tax stock-based compensation expense for the years ended January 31, 2009, February 2, 2008, and February 3, 2007 was $16,395, $7,724, and $52,072, respectively. The related tax benefit for the years ended January 31, 2009, February 2, 2008, and February 3, 2007 was $6,558, $3,090, and $20,829, respectively.

STOCK OPTIONS

The Company expenses the fair value of all stock-based option grants over the requisite service period on a prospective basis utilizing the Black-Scholes option pricing model. The Black-Scholes model estimates the expected value employees will receive from the options based on a number of assumptions, such as interest rates, employee exercises, the Company’s stock price and dividend yield. The Company did not grant any stock options in 2006. The weighted-average Black-Scholes fair value assumptions are as follows:

	2008	2007
Expected life	5 years	5 years
Risk free interest rate	2.5%	4.6%
Expected volatility	36%	35%
Expected dividend yield	0%	0%

The expected life is a significant assumption as it determines the period for which the risk free interest rate, volatility and dividend yield must be applied. The expected life is the period over which employee groups are expected to hold options. The expected life is calculated using the simplified method in accordance with SAB 107, as amended by SAB 110. The risk free interest rate is based on the expected U.S. Treasury rate over the expected life. Volatility reflects movements in the Company’s stock price over the most recent historical period equivalent to the expected life. The dividend yield is zero as the Company does not anticipate declaring dividends in the foreseeable future.

The Company recognizes compensation expense for stock option awards with graded vesting on a straight line basis over the requisite service period. The Company has not granted stock options with performance or market conditions.

A summary of the stock options for 2008, 2007, and 2006 is presented below:

	2008			2007			2006
	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding at beginning of year	2,421	$13.06		4,861	$11.56		8,400	$15.84
Dividend Adjustments	—	0.00		—	0.00		2,795	3.92
Granted	940	13.04		616	19.79		—	0.00
Exercised	(386)	8.18		(2,930)	11.72		(5,486)	11.00
Forfeited	(488)	15.99		(126)	19.27		(848)	20.21

Outstanding at end of year	2,487	$13.26	$—	2,421	$13.06	$14,004	4,861	$11.56	$38,305
Options exercisable at year end	1,194	$11.17	$—	1,837	$10.92	$14,004	4,814	$11.61	$37,694

Weighted average fair value of options granted during the year			$4.65			$7.61			$—

The total intrinsic value of stock options exercised during 2008, 2007, and 2006 was $1,951, $25,915, and $43,365, respectively.

The following table summarizes information about stock options outstanding at January 31, 2009:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at January 31, 2009	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable at January 31, 2009	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$5.15 to $8.66	635	1.5	$6.72	635	1.5	$6.72
$8.67 to $13.04	941	5.9	$12.87	58	2.3	$10.29
$13.05 to $19.68	345	0.4	$15.62	342	0.3	$15.59
$19.69 to $20.31	566	5.1	$19.80	159	5.1	$19.79

	2,487	3.8	$13.26	1,194	1.7	$11.17

In 2006, due to the two $4 cash dividends paid, the Company recorded non-cash charges of $33,329 for the re-measurement of the fair value of the options.

RESTRICTED STOCK AND PERFORMANCE SHARES

The Company granted restricted stock awards of 2,184, 406, and 372 shares to certain employees in 2008, 2007, and 2006, respectively. The fair value of the restricted stock is based on the market value of the Company’s common stock on the date of grant. The fair value of these shares on the dates of grants was $27,934, $8,843, and $7,285 for 2008, 2007, and 2006, respectively. During 2008, 2007, and 2006, compensation cost, net of related tax effects, of $6,511, $2,162, and $2,846, respectively, was recognized in connection with the Company’s restricted stock grants.

Compensation cost for the restricted stock awards that cliff vest is expensed on a straight line basis over the requisite service period. Restricted stock with graded vesting features are treated as multiple awards based upon the vesting date. The Company records compensation cost for these awards on a straight line basis over the requisite service period for each separately vesting portion of the award.

A summary of restricted stock awards for the year ended January 31, 2009 is presented below:

	Shares	Weighted Average Grant Price
Nonvested at February 2, 2008	944	$18.83
Granted	2,184	12.79
Vested	(129)	15.99
Canceled	(280)	15.74

Nonvested at January 31, 2009	2,719	$14.43

The Company granted performance shares under its long-term incentive plan. The fair value of the performance shares is based on the market value of the Company’s common stock on the date of grant. The actual number of performance shares earned is based on the level of performance achieved relative to established operating (non-market condition) goals for the one-year performance period beginning February 3, 2008 and range from 0% to 150% of the target number of performance shares granted. In addition, once earned, performance shares are not payable unless the grantee remains employed by the Company for an additional two years. Compensation cost for the performance shares that cliff vest is expensed on a straight line basis over the requisite service period. Performance shares with graded vesting features are treated as multiple awards based upon the vesting date. The Company records compensation cost for these awards on a straight line basis over the requisite service period for each separately vesting portion of the award.

The Company granted performance shares of 816, 570, and 568 to certain employees in 2008, 2007, and 2006, respectively. The fair value of these shares on the dates of grants was $10,632, $11,282, and $11,026 for 2008, 2007, and 2006, respectively. The performance measure was not met for the 2008 performance shares and therefore no shares were earned. Accordingly, no compensation cost was recognized for these shares. During 2008, 2007 and 2006, compensation cost recognized for performance shares earned in prior years, net of related tax effects, was $1,735, $1,605 and $8,279, respectively.

A summary of performance share awards for the year ended January 31, 2009 is presented below:

	Shares	Weighted Average Grant Price
Nonvested at February 2, 2008	679	$19.73
Granted	816	13.04
Vested	(142)	18.56
Canceled	(30)	13.75

Nonvested at January 31, 2009	1,323	$15.87

At January 31, 2009 and February 2, 2008, the Company had unearned compensation amounts related to non-vested restricted stock and performance shares of $29,986 and $15,562, respectively, which will be recognized over a weighted average period of approximately 2.5 years.

STOCK PURCHASE PLAN

The Company’s employee stock purchase plan provides for an aggregate of 1,450 shares of the Company’s common stock to be purchased by eligible employees through payroll deductions at a 15% discount to market value. Under the plan, 250, 37, and 40 shares of the Company’s common stock were purchased by employees in 2008, 2007, and 2006, respectively. During 2008, 2007, and 2006, compensation cost, net of related tax effects, of $189, $60, and $61, respectively, was recognized in connection with the shares issued. At January 31, 2009, the plan had 148 shares available for future offerings.

On December 3, 2008, the Human Resources and the Compensation Committee of the Board of Directors suspended the employee stock purchase plan for the 2009 calendar year.

NOTE 11 – FAIR VALUE MEASUREMENTS

Effective February 3, 2008, the Company partially adopted SFAS No. 157. The partial adoption is in accordance with FSP No. FAS 157-2, which allows for the delay of the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities that are not measured at fair value on a regular basis.

SFAS No. 157 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The standard utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of these three levels:

Level 1: Quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs reflecting the reporting entity’s own assumptions

The Company may also be required, from time to time, to measure certain other financial assets and liabilities at fair value on a non-recurring basis in accordance with GAAP.

As of January 31, 2009, the Company had no material financial assets or liabilities measured on a recurring basis that required adjustments or write-downs.

NOTE 12 – FAIR VALUES OF FINANCIAL INSTRUMENTS

The fair values of the Company’s cash and cash equivalents and accounts payable approximate their carrying amounts reported in the consolidated balance sheets, due to the immediate or short-term maturity of these instruments. For variable rate notes that reprice frequently, such as the Company’s revolving credit agreement, fair value approximates carrying value.

The fair values of the Company’s financial instruments other than the instruments considered short-term in nature at January 31, 2009 and February 2, 2008 were as follows:

	Carrying Amount		Estimated Fair Value
January 31, 2009
7.50% senior notes	$45,872		$36,698
9.875% senior notes	$141,557		$99,090
7.00% senior notes	$2,922		$1,753
7.375% senior notes	$1,911		$993
2.00% convertible notes	$187,703	(1)	$89,125

February 2, 2008
8.25% senior notes	$84,132		$84,868
7.50% senior notes	$45,872		$45,241
9.875% senior notes	$141,557		$144,211
7.00% senior notes	$2,922		$2,922
7.375% senior notes	$1,911		$1,911
2.00% convertible notes	$180,892	(1)	$367,425
(1)	Amount represents the $230,000 convertible notes, net of the unamortized discount of $42,297 and $49,108 as of January 31, 2009 and February 2, 2008, respectively recorded upon adoption of FSP APB 14-1.

The fair values of the long-term debt were estimated based on quotes obtained from financial institutions for those or similar instruments or on the basis of quoted market prices. The estimated fair value of the convertible note hedge and written call option was $0 and $11,339 at January 31, 2009 and February 2, 2008, respectively.

NOTE 13 – STORE DISPOSITIONS, INTEGRATION AND OTHER CHARGES

In October 2004, the Company announced its intention to close 12 SFA stores. The net pre-tax charges resulting from the closing of these stores are principally related to asset impairments, lease terminations, inventory write-downs and severance costs, partially offset by gains on the dispositions of one or more stores. As it relates to these closings, the Company incurred charges of $6,353 for lease termination costs at closed stores and $268 for severance charges during the fiscal year ended February 3, 2007. Severance costs represent the portion of accrued benefits for employees that will exist when the stores are closed which were paid in the year incurred. Lease termination costs are included in Impairments and Dispositions, markdown charges are included in Gross Margin, and severance costs are included in Selling, General, and Administrative expense in the accompanying consolidated statements of income. There were no amounts payable related to these charges as of January 31, 2009.

During the fourth quarter of 2008, the Company discontinued the operations of its CLL specialty store business which consisted of 98 leased, mall-based stores. Along with the previous disposition of the SDSG businesses, CLL was no longer determined to be a strategic fit for the Company. CLL generated revenues of approximately $52,231 million for 2008 and was not profitable. The Company incurred charges of $44,521 in 2008 associated with the CLL store closings which are included in discontinued operations in the consolidated statements of income.

The following table summarizes costs incurred and amounts payable for severance, lease termination and other closing costs related to the discontinuation of the CLL business during the year ended January 31, 2009:

	Severance and Personel Related Costs	Lease Termination Costs	Other Closing Costs	Total
Balance at February 3, 2008	$—	$—	$—	$—
2008 expenses	5,074	17,746	¹1,444	24,264
Paid in 2008	(1,423)	(7,966)	(1,272)	(10,661)

Balance at January 31, 2009	$3,651	$9,780	$172	$13,603

¹	Excludes a non-cash deferred rent benefit of $3,701

The amounts payable relating to the disposition of the CLL business as of January 31, 2009 are expected to be paid during the year ending January 30, 2010. In addition to the amounts in the table above, the Company incurred charges of approximately $6,965 for inventory liquidation costs and $16,993 for asset impairments in 2008. The Company expects to incur nominal charges and complete its restructuring plan relating to CLL in 2009.

NOTE 14 – QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Summarized quarterly financial information for 2008 and 2007 is as follows:

	First Quarter (Revised)	Second Quarter (Revised)	Third Quarter (Revised)	Fourth Quarter (Revised)
Fiscal year ended January 31, 2009:
Total sales	$850,041	$656,968	$687,229	$835,505
Gross margin	322,843	227,407	243,261	173,738
Operating income (loss)	42,614	(41,566)	(14,369)	(122,067)
Income (loss) from continuing operations	18,971	(30,906)	(30,793)	(83,897)
Net income (loss)	17,336	(32,667)	(43,729)	(99,744)
Basic earnings (loss) per common share	$0.12	$(0.24)	$(0.32)	$(0.72)
Diluted earnings (loss) per common share	$0.12	$(0.24)	$(0.32)	$(0.72)

	First Quarter (Revised)	Second Quarter (Revised)	Third Quarter (Revised)	Fourth Quarter (Revised)
Fiscal year ended February 2, 2008:
Total sales	$779,932	$679,958	$782,469	$981,717
Gross margin	321,221	239,080	327,000	364,524
Operating income (loss)	33,922	(31,271)	47,657	52,568
Income (loss) from continuing operations	11,040	(24,663)	22,139	38,580
Net income (loss)	10,139	(25,525)	20,693	38,575
Basic earnings (loss) per common share	$0.07	$(0.18)	$0.15	$0.28
Diluted earnings (loss) per common share	$0.06	$(0.18)	$0.14	$0.25

NOTE 15 – CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The following tables present condensed consolidating financial information for 2008, 2007 and 2006 for: (1) Saks Incorporated and (2) on a combined basis, the guarantors of Saks Incorporated’s senior notes (which are all of the wholly owned subsidiaries of Saks Incorporated).

The condensed consolidating financial statements presented as of and for the years ended January 31, 2009, February 2, 2008, and February 3, 2007 reflect the legal entity compositions at the respective dates. Certain 2007 and 2006 amounts in the following tables have been revised to reflect the allocation of deferred income taxes between Saks Incorporated and the guarantors of Saks Incorporated’s senior notes.

Separate financial statements of the guarantor subsidiaries are not presented because the guarantors are jointly, severally, fully and unconditionally liable under the guarantees. Borrowings and the related interest expense under the Company’s revolving credit agreement are allocated to Saks Incorporated and the guarantor subsidiaries under an intercompany revolving credit arrangement. There are also management and royalty fee arrangements among Saks Incorporated and its subsidiaries. At January 31, 2009, Saks Incorporated was the sole obligor for the majority of the Company’s long-term debt and maintained a small group of corporate employees.

SAKS INCORPORATED & SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

FOR THE YEAR ENDED JANUARY 31, 2009

(In Thousands)	SAKS INCORPORATED (Revised)	GUARANTOR SUBSIDIARIES (Revised)	ELIMINATIONS (Revised)	CONSOLIDATED (Revised)
NET SALES		$3,029,743		$3,029,743
Cost of sales		2,062,494		2,062,494

GROSS MARGIN		967,249		967,249

Selling, general and administrative expenses	$13	770,802		770,815
Other operating expenses	947	317,408		318,355
Store pre-opening costs		2,328		2,328
Impairments and dispositions		11,139		11,139

OPERATING LOSS	(960)	(134,428)	—	(135,388)

OTHER INCOME (EXPENSE)
Equity in earnings of subsidiaries - continuing operations	(106,819)		$106,819
Interest expense	(36,685)	(9,054)		(45,739)
Other income, net	5,600			5,600

LOSS FROM CONTINUING OPERATIONS BEFORE BENEFIT FOR INCOME TAXES	(138,864)	(143,482)	106,819	(175,527)
Benefit for income taxes	(12,239)	(36,663)		(48,902)

LOSS FROM CONTINUING OPERATIONS	(126,625)	(106,819)	106,819	(126,625)
DISCONTINUED OPERATIONS:
Equity in earnings of subsidiaries - discontinued operations (net of tax)	(32,179)		32,179
Loss from discontinued operations before Benefit for income taxes		(52,727)		(52,727)
Benefit for income taxes		(20,548)		(20,548)

LOSS FROM DISCONTINUED OPERATIONS	(32,179)	(32,179)	32,179	(32,179)
NET LOSS	$(158,804)	$(138,998)	$138,998	$(158,804)

SAKS INCORPORATED & SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

AS OF JANUARY 31, 2009

(In Thousands)	SAKS INCORPORATED (Revised)	GUARANTOR SUBSIDIARIES (Revised)	ELIMINATIONS (Revised)	CONSOLIDATED (Revised)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$236	$10,037		$10,273
Merchandise inventories		728,841		728,841
Other current assets		105,350		105,350
Deferred income taxes, net		29,916		29,916

TOTAL CURRENT ASSETS	236	874,144	—	874,380

PROPERTY AND EQUIPMENT, NET		1,058,393		1,058,393
DEFERRED INCOME TAXES, NET	60,861	134,095		194,956
OTHER ASSETS	3,614	16,334		19,948
INVESTMENT IN AND ADVANCES TO SUBSIDIARIES	1,554,935		$(1,554,935)

	$1,619,646	$2,082,966	$(1,554,935)	$2,147,677

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable		$90,208		$90,208
Accrued expenses and other current liabilities	$8,235	267,312		275,547
Current portion of long-term debt	84,132	(79,459)		4,673

TOTAL CURRENT LIABILITIES	92,367	278,061	—	370,428

LONG-TERM DEBT	536,693	56,410		593,103
OTHER LONG-TERM LIABILITIES		193,560		193,560
INVESTMENT BY AND ADVANCES FROM PARENT		1,554,935	$(1,554,935)
SHAREHOLDERS’ EQUITY	990,586			990,586

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,619,646	$2,082,966	$(1,554,935)	$2,147,677

SAKS INCORPORATED & SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED JANUARY 31, 2009

(In Thousands)	SAKS INCORPORATED (Revised)	GUARANTOR SUBSIDIARIES (Revised)	ELIMINATIONS (Revised)	CONSOLIDATED (Revised)
OPERATING ACTIVITIES
Net loss	$(158,804)	$(138,998)	$138,998	$(158,804)
Loss from discontinued operations	(32,179)	(32,179)	32,179	(32,179)

Loss from continuing operations	(126,625)	(106,819)	106,819	(126,625)
Adjustments to reconcile net income to net
Cash (used in) provided by operating activities:
Equity in earnings of subsidiaries	106,819		(106,819)
Depreciation and amortization		134,694		134,694
Equity compensation	16,395			16,395
Amortization of discount on convertible senior notes	6,811			6,811
Gain on sale of building		(3,400)		(3,400)
Deferred income taxes	1,841	(51,621)		(49,780)
Impairments and dispositions		11,139		11,139
Changes in operating assets and liabilities, net	(109,289)	137,225		27,936

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES - CONTINUING OPERATIONS	(104,048)	121,218	—	17,170
NET CASH USED IN OPERATING ACTIVITIES - DISCONTINUED OPERATIONS		(18,667)		(18,667)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(104,048)	102,551	—	(1,497)

INVESTING ACTIVITIES
Purchases of property and equipment		(127,305)		(127,305)
Proceeds from sale of property and equipment		4,338		4,338

NET CASH USED IN INVESTING ACTIVITIES - CONTINUING OPERATIONS	—	(122,967)	—	(122,967)
NET CASH USED IN INVESTING ACTIVITIES - DISCONTINUED OPERATIONS		(1,875)		(1,875)

NET CASH USED IN INVESTING ACTIVITIES	—	(124,842)	—	(124,842)

FINANCING ACTIVITIES
Intercompany borrowings	(105,900)	105,900
Payments on long-term debt and capital lease obligations	—	(89,242)		(89,242)
Proceeds from revolving credit facility	156,675			156,675
Cash dividends paid	(1,183)			(1,183)
Purchase of common stock	(34,889)			(34,889)
Proceeds from issuance of common stock	4,089			4,089

NET CASH PROVIDED BY FINANCING ACTIVITIES - CONTINUING OPERATIONS	18,792	16,658	—	35,450
NET CASH PROVIDED BY FINANCING ACTIVITIES - DISCONTINUED OPERATIONS	—	—	—	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	18,792	16,658	—	35,450

DECREASE IN CASH AND CASH EQUIVALENTS	(85,256)	(5,633)	—	(90,889)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	85,492	15,670	—	101,162

CASH AND CASH EQUIVALENTS AT END OF YEAR	$236	$10,037	$—	$10,273

SAKS INCORPORATED & SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

FOR THE YEAR ENDED FEBRUARY 2, 2008

(In Thousands)	SAKS INCORPORATED (Revised)	GUARANTOR SUBSIDIARIES (Revised)	ELIMINATIONS (Revised)	CONSOLIDATED (Revised)
NET SALES		$3,224,076		$3,224,076
Cost of sales		1,972,251		1,972,251

GROSS MARGIN		1,251,825		1,251,825

Selling, general and administrative expenses	$3,910	823,714		827,624
Other operating expenses	86	316,253		316,339
Store pre-opening costs		707		707
Impairments and dispositions		4,279		4,279

OPERATING INCOME (LOSS)	(3,996)	106,872	—	102,876

OTHER INCOME (EXPENSE)
Equity in earnings of subsidiaries - continuing operations	61,474		$(61,474)
Interest expense	(38,951)	(9,352)		(48,303)
Loss on extinguishment of debt	(5,634)			(5,634)
Other income, net	24,908	4		24,912

INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	37,801	97,524	(61,474)	73,851
Provision (benefit) for income taxes	(9,295)	36,050		26,755

INCOME FROM CONTINUING OPERATIONS	47,096	61,474	(61,474)	47,096

DISCONTINUED OPERATIONS:
Equity in earnings of subsidiaries - discontinued operations (net of tax)	(3,214)		3,214	—
Loss from discontinued operations		(4,860)		(4,860)
Benefit for income taxes		(1,646)		(1,646)

LOSS FROM DISCONTINUED OPERATIONS	(3,214)	(3,214)	3,214	(3,214)
NET INCOME	$43,882	$58,260	$(58,260)	$43,882

SAKS INCORPORATED & SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

AS OF FEBRUARY 2, 2008

(In Thousands)	SAKS INCORPORATED (Revised)	GUARANTOR SUBSIDIARIES (Revised)	ELIMINATIONS (Revised)	CONSOLIDATED (Revised)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$85,492	$15,670		$101,162
Merchandise inventories		857,173		857,173
Other current assets		124,973		124,973
Deferred income taxes, net		42,827		42,827

TOTAL CURRENT ASSETS	85,492	1,040,643		1,126,135

PROPERTY AND EQUIPMENT, NET		1,092,761		1,092,761
DEFERRED INCOME TAXES, NET	48,621	29,039		77,660
OTHER ASSETS	6,373	47,815		54,188
INVESTMENT IN AND ADVANCES TO SUBSIDIARIES	1,531,979		$(1,531,979)

	$1,672,465	$2,210,258	$(1,531,979)	$2,350,744

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable		$176,844		$176,844
Accrued expenses and other current liabilities	$10,744	274,208		284,952
Current portion of long-term debt	314,132	5,110		319,242

TOTAL CURRENT LIABILITIES	324,876	456,162		781,038

LONG-TERM DEBT	143,155	61,083		204,238
OTHER LONG-TERM LIABILITIES	—	161,034		161,034
INVESTMENT BY AND ADVANCES FROM PARENT		1,531,979	$(1,531,979)
SHAREHOLDERS’ EQUITY	1,204,434			1,204,434

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,672,465	$2,210,258	$(1,531,979)	$2,350,744

SAKS INCORPORATED & SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED FEBRUARY 2, 2008

(In Thousands)	SAKS INCORPORATED (Revised)	GUARANTOR SUBSIDIARIES (Revised)	ELIMINATIONS (Revised)	CONSOLIDATED (Revised)
OPERATING ACTIVITIES
Net income	$43,882	$58,260	$(58,260)	$43,882
Loss from discontinued operations	(3,214)	(3,214)	3,214	(3,214)

Income from continuing operations	47,096	61,474	(61,474)	47,096
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in earnings of subsidiaries	(61,474)	—	61,474	—
Depreciation and amortization		131,737		131,737
Equity Compensation	7,724			7,724
Amortization of discount on convertible senior notes	6,404			6,404
Gain on lease termination		(1,669)		(1,669)
Gain on sale of building		(1,069)		(1,069)
Deferred income taxes	1,568	22,220		23,788
Loss on extinguishment of debt	5,634			5,634
Impairments and dispositions		4,279		4,279
liabilities, net	50,201	(206,726)		(156,525)

NET CASH PROVIDED BY OPERATING ACTIVITIES - CONTINUING OPERATIONS	57,153	10,246	—	67,399
NET CASH PROVIDED BY OPERATING ACTIVITIES - DISCONTINUED OPERATIONS		4,080		4,080

NET CASH PROVIDED BY OPERATING ACTIVITIES	57,153	14,326	—	71,479

INVESTING ACTIVITIES
Purchases of property and equipment		(136,726)		(136,726)
Proceeds from sale of assets		12,352		12,352

NET CASH USED IN INVESTING ACTIVITIES - CONTINUING OPERATIONS	—	(124,374)	—	(124,374)
NET CASH USED IN INVESTING ACTIVITIES - DISCONTINUED OPERATIONS		(4,259)		(4,259)

NET CASH USED IN INVESTING ACTIVITIES	—	(128,633)	—	(128,633)

FINANCING ACTIVITIES
Intercompany borrowings	(236,319)	236,319
Payments on long-term debt and capital lease obligations	(263)	(118,717)		(118,980)
Payment of dividend	(7,430)			(7,430)
Purchase of common stock	(27,464)			(27,464)
Proceeds from issuance of stock	34,307			34,307
Purchases and retirements of common stock	—			—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES - CONTINUING OPERATIONS	(237,169)	117,602	—	(119,567)
NET CASH USED IN FINANCING ACTIVITIES - DISCONTINUED OPERATIONS		—		—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(237,169)	117,602	—	(119,567)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(180,016)	3,295	—	(176,721)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	265,508	12,375		277,883

CASH AND CASH EQUIVALENTS AT END OF YEAR	$85,492	$15,670	$—	$101,162

SAKS INCORPORATED & SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

FOR THE YEAR ENDED FEBRUARY 3, 2007

(In Thousands)	SAKS INCORPORATED (Revised)	GUARANTOR SUBSIDIARIES (Revised)	ELIMINATIONS (Revised)	CONSOLIDATED (Revised)
NET SALES		$2,888,427		$2,888,427
Cost of sales		1,780,127		1,780,127

GROSS MARGIN		1,108,300		1,108,300

Selling, general and administrative expenses	$6,601	792,691		799,292
Other operating expenses	128	311,950		312,078
Store pre-opening costs		408		408
Impairments and dispositions		11,775		11,775

OPERATING LOSS	(6,729)	(8,524)	—	(15,253)

OTHER INCOME (EXPENSE)
Equity in earnings of subsidiaries - continuing operations	7,493		$(7,493)
Interest expense	(45,999)	(9,694)		(55,693)
Gain on extinguishment of debt	7			7
Other income, net	28,407			28,407

LOSS FROM CONTINUING OPERATIONS BEFORE BENEFIT FOR INCOME TAXES	(16,821)	(18,218)	(7,493)	(42,532)
Benefit for income taxes	(9,236)	(25,711)		(34,947)

LOSS FROM CONTINUING OPERATIONS	(7,585)	7,493	(7,493)	(7,585)
DISCONTINUED OPERATIONS:
Equity in earnings of subsidiaries - discontinued operations (net of tax)	57,691		(57,691)	—
Income from discontinued operations (including gain on disposal of $191,918)	—	188,227		188,227
Provision for income taxes	—	130,536		130,536

INCOME FROM DISCONTINUED OPERATIONS	57,691	57,691	(57,691)	57,691
NET INCOME	$50,106	$65,184	$(65,184)	$50,106

SAKS INCORPORATED & SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED FEBRUARY 3, 2007

(In Thousands)	SAKS INCORPORATED (Revised)	GUARANTOR SUBSIDIARIES (Revised)	ELIMINATIONS (Revised)	CONSOLIDATED (Revised)
OPERATING ACTIVITIES
Net income	$50,106	$65,184	$(65,184)	$50,106
Income from discontinued operations	57,691	57,691	(57,691)	57,691

Loss from continuing operations	(7,585)	7,493	(7,493)	(7,585)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in earnings of subsidiaries - continuing operations	(7,493)		7,493
Depreciation and amortization		125,849		125,849
Equity compensation	52,072			52,072
Amortization of discount on convertible senior notes	6,022			6,022
Excess tax benefit from stock-based compensation	(16,027)			(16,027)
Deferred income taxes	2,320	89,384		91,704
Gain on extinguishment of debt	(7)			(7)
Impairments and dispositions		11,775		11,775
Changes in operating assets and liabilities, net	10,330	(120,344)		(110,014)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES - CONTINUING OPERATIONS	39,632	114,157	—	153,789
NET CASH USED IN OPERATING ACTIVITIES - DISCONTINUED OPERATIONS		(98,504)		(98,504)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	39,632	15,653	—	55,285

INVESTING ACTIVITIES
Purchases of property and equipment		(121,355)		(121,355)
Proceeds from sale of assets		171		171

NET CASH USED IN INVESTING ACTIVITIES - CONTINUING OPERATIONS	—	(121,184)	—	(121,184)
NET CASH PROVIDED BY INVESTING ACTIVITIES - DISCONTINUED OPERATIONS		1,304,701		1,304,701

NET CASH PROVIDED BY INVESTING ACTIVITIES	—	1,183,517	—	1,183,517

FINANCING ACTIVITIES
Intercompany borrowings	1,195,647	(1,195,647)		—
Payments on long-term debt	(263)	(7,108)		(7,371)
Excess tax benefit from stock based compensation	16,027			16,027
Payments on long-term debt				—
Cash dividends paid	(1,095,025)			(1,095,025)
Proceeds from issuance of common stock	(6,531)			(6,531)
Purchases and retirements of common stock	51,730			51,730

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES - CONTINUING OPERATIONS	161,585	(1,202,755)	—	(1,041,170)
NET CASH USED IN FINANCING ACTIVITIES -DISCONTINUED OPERATIONS		(149)		(149)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	161,585	(1,202,904)	—	(1,041,319)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	201,217	(3,734)	—	197,483
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	46,000	31,312		77,312
LESS: CASH AND CASH EQUIVALENTS INCLUDED IN ASSETS HELD FOR SALE AT END OF YEAR		3,088		3,088

CASH AND CASH EQUIVALENTS AT END OF YEAR	$247,217	$30,666	$—	$277,883

SAKS INCORPORATED & SUBSIDIARIES

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

(Dollars In Thousands)	Year Ended
	January 31, 2009	February 2, 2008	February 3, 2007
Allowance for sales returns, net:
Balance at Beginning of Year	$7,255	$6,848	$8,645
Charged to Costs and Expenses	946,230	961,593	1,003,822
Reserve related to sold Proffitt’s and Parisian businesses	—	—	(1,155)
Reserve related to sold NDSG business	—	—	(2,335)
Deductions (A)	(949,247)	(961,186)	(1,002,129)

Balance at End of Year	$4,238	$7,255	$6,848

(A)	Deductions consist of actual returns net of related costs and commissions

(Dollars In Thousands)	Year Ended
	January 31, 2009	February 2, 2008	February 3, 2007
Valuation Allowance in Deferred Tax Assets
Balance at Beginning of Year	$63,837	$47,592	$47,104
Charged (Credited) to Income	6,110	(2,957)	(1,465)
Charged (Credited) to Shareholders’ Equity	—	19,258	—
Increase (Decrease) to Reserve	(27,757)	(56)	1,953

Balance at End of Year	$42,190	$63,837	$47,592